UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.                    )

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
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BlackRock, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2008

Dear Stockholder:

It is my pleasure to invite you to BlackRock, Inc.’s 2008 Annual Meeting of Stockholders.

We will hold the meeting on Tuesday, May 27, 2008, beginning at 10:00 a.m., local time, at our offices, 55 East 52nd Street, New York, New York 10055.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about BlackRock. Our 2007 Annual Report to Stockholders accompanies these enclosures.

Your vote is important. Whether you plan to attend the meeting or not, please review the enclosed material and submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Doing so will help ensure that the matters coming before the meeting can be acted upon. Returning the proxy card or otherwise submitting your proxy does not deprive you of your right to attend the meeting and vote in person.

We look forward to seeing you at the meeting.

Sincerely,

Laurence D. Fink

Chairman and Chief Executive Officer

BlackRock, Inc.

40 East 52nd Street New York New York 10022

April 28, 2008

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

We will hold the Annual Meeting of the Stockholders of BlackRock, Inc. at our offices, 55 East 52nd Street, New York, New York 10055, on Tuesday, May 27, 2008, beginning at 10:00 a.m., local time. At our Annual Meeting, we will ask you to:

(1)	elect six Class III directors to serve on our Board of Directors for a three-year term;

(2)	ratify the appointment of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2008; and

(3)	consider any other business that is properly presented at the Annual Meeting.

You may vote at the Annual Meeting if you were a BlackRock stockholder at the close of business on April 8, 2008.

We have enclosed a Proxy Statement, form of proxy and self-addressed envelope. Please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by completing, signing and dating the enclosed proxy card and returning it in the envelope provided, which requires no postage if mailed in the United States. If you attend the Annual Meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

Robert P. Connolly

Corporate Secretary

BlackRock, Inc.

40 East 52nd Street New York New York 10022

April 28, 2008

PROXY STATEMENT

The proxy materials are delivered in connection with the solicitation by the Board of Directors of BlackRock, Inc. (“BlackRock”) of proxies to be voted at BlackRock’s 2008 Annual Meeting of Stockholders and at any adjournment or postponement thereof.

You are invited to attend our 2008 Annual Meeting of Stockholders on Tuesday, May 27, 2008, beginning at 10:00 a.m., local time. The Annual Meeting will be held at our offices, 55 East 52nd Street, New York, New York 10055. Directions are available on our website: www.blackrock.com under the headings “Investor Relations / Directions to Annual Meeting.”

This Proxy Statement, form of proxy and voting instructions are being mailed starting on or about April 28, 2008.

Items to be Voted on at the Annual Meeting

We will vote on the election of six directors at the Annual Meeting.

We will vote on the ratification of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2008 at the Annual Meeting.

We will also consider other business that properly comes before the Annual Meeting.

Board Recommendation

Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board of Directors and “FOR” the ratification of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2008.

Stockholders Entitled to Vote

Holders of record of BlackRock common stock at the close of business on April 8, 2008 are entitled to receive this notice and to vote their shares of BlackRock common stock at the Annual Meeting. As of April 8, 2008, 117,648,014 shares of BlackRock’s common stock, par value $0.01 per share, were outstanding. Holders are entitled to one vote per share.

How to Vote

You may submit a proxy by telephone, via the Internet or by mail.

Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Daylight Time on May 26, 2008 by calling the toll-free telephone number on the enclosed proxy card, 1-800-690-6930. Telephone proxy submission is available 24 hours a day.

Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate stockholders by using individual control numbers.

Submitting a Proxy via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Daylight Time on May 26, 2008 by accessing the website listed on your proxy card, www.proxyvote.com, and by following the instructions on the website. Internet proxy submission is available 24 hours a day. As with the telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

Submitting a Proxy by Mail: Mark your proxy, date, sign and return it to Broadridge Financial Solutions in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to BlackRock, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

Voting at the Annual Meeting

In the event you submit your proxy and you attend the Annual Meeting, you may revoke your proxy and cast your vote personally at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

Revocation of Proxies

Proxies may be revoked at any time before they are exercised by:

•	written notice to the Corporate Secretary of BlackRock;

•	submitting a proxy on a later date by telephone or Internet (only your last telephone or Internet proxy will be counted) before 11:59 p.m. Eastern Daylight Time on May 26, 2008;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Annual Meeting.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes,” if any, are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If that happens, the nominees may vote these shares only on matters deemed “routine” by the New York Stock Exchange (“NYSE”). The election of directors and the ratification of auditors are both deemed “routine” matters on which nominees have discretionary voting powers.

A plurality of the votes cast is required for Item 1, the election of directors. A majority of the votes of shares of common stock represented and entitled to vote at the Annual Meeting is required for Item 2, the ratification of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2008. In the vote for Item 1, broker “non-votes”, if any, will be disregarded and have no effect on the outcome of the vote. In the vote for Item 2, abstentions from voting will have the same effect as voting against Item 2, and broker “non-votes,” if any, will be disregarded and have no effect on the outcome of such vote. The election of directors and the ratification of auditors are both deemed “routine” matters on which nominees have discretionary voting powers.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Proxies may be solicited in person or by mail, telephone, electronic transmission and facsimile transmission on our behalf by directors, officers or employees of BlackRock or its subsidiaries, without additional compensation. We will reimburse brokerage houses and other custodians, nominees and fiduciaries that are requested to forward soliciting materials to the beneficial owners of the stock held of record by such persons.

List of Stockholders

A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 40 East 52nd Street, New York, New York 10022, by contacting the Corporate Secretary of BlackRock.

Multiple Copies of Annual Report to Stockholders

Our 2007 Annual Report to Stockholders accompanies this Proxy Statement. In order to reduce printing and postage costs, we have undertaken an effort to deliver only one Annual Report and one Proxy Statement to multiple stockholders sharing an address. This delivery method, called “householding,” will not be used, however, if we receive contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, we will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022. You may also contact our Corporate Secretary at (212) 810-5300. You may also notify us that you would like to receive separate copies of BlackRock’s Annual Report and Proxy Statement in the future by writing to our Corporate Secretary. Even if your household has received only one Annual Report and one Proxy Statement, a separate proxy card has been provided for each stockholder account. If you are submitting a proxy by mail, each proxy card should be marked, signed, dated and returned in the enclosed self-addressed envelope.

If your household has received multiple copies of BlackRock’s Annual Report and Proxy Statement, you can request the delivery of single copies in the future by marking the designated box on the enclosed proxy card.

If you own shares of common stock through a bank, broker or other nominee and receive more than one Annual Report and Proxy Statement, contact the holder of record to eliminate duplicate mailings.

Voting Results

Broadridge Financial Solutions, our independent tabulating agent, will count the votes and act as the Inspector of Election. We will publish the voting results in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which we plan to file with the Securities and Exchange Commission (the “SEC”) in August 2008.

Confidentiality of Voting

BlackRock keeps all proxies, ballots and voting tabulations confidential as a matter of practice. BlackRock allows only its Inspector of Election, Broadridge Financial Solutions, to examine these documents. Occasionally, stockholders provide written comments on their proxy cards, which are then forwarded to BlackRock management by Broadridge Financial Solutions.

Availability of Annual Report and Proxy Materials on the Internet

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 27, 2008.

The following materials are available at www.blackrock.com:

Proxy Statement / 2007 Annual Report to Stockholders

BlackRock makes available free of charge through its website at www.blackrock.com, under the headings “Investor Relations / SEC Filings,” its Annual Reports to Stockholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, this Proxy Statement and form of proxy and all amendments to these reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Further, BlackRock will provide, without charge to each stockholder upon written request, a copy of BlackRock’s Annual Report to Stockholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, this Proxy Statement and form of proxy and all amendments to those reports. Written requests for copies should be addressed to Investor Relations, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022. Requests may also be directed to (212) 810-5300 or via e-mail to invrel@blackrock.com. Copies may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. The Annual Report on Form 10-K for the year ended December 31, 2007 is not part of the proxy solicitation materials.

ITEM 1

ELECTION OF DIRECTORS

Information Concerning the Nominees and Directors

BlackRock’s amended and restated certificate of incorporation provides that the Board of Directors will initially consist of 17 directors, which number of directors may be increased or decreased by the Board of Directors. The Board of Directors is classified into three classes, designated Class I, Class II and Class III. The term of office of the members of one class of directors expires each year in rotation so that the members of one class generally are elected at each annual meeting to serve for full three-year terms or until their successors are elected and qualified. Each class consists of approximately one-third of the total number of directors constituting the entire Board of Directors.

Both BlackRock’s stockholder agreement with Merrill Lynch & Co., Inc. (“Merrill Lynch”) and BlackRock’s implementation and stockholder agreement with The PNC Financial Services Group, Inc. (“PNC”) provide that the Board of Directors will consist of 17 directors, four directors who will be members of BlackRock management (including at least one who will be a former executive of Merrill Lynch Investment Managers (“MLIM”)), two directors, each in a different class, who will be designated by Merrill Lynch, two directors, each in a different class, who will be designated by PNC and the remaining directors being independent for purposes of the rules of the NYSE and not designated by or on behalf of Merrill Lynch, PNC or any of their respective affiliates. Merrill Lynch’s designees on the Board of Directors are currently John A. Thain and Gregory J. Fleming. PNC’s designees on the Board of Directors are currently James E. Rohr and William S. Demchak. Laurence D. Fink, Robert S. Kapito and Robert C. Doll are directors and members of BlackRock management, with Mr. Doll being a former MLIM executive.

The terms of office for the six directors in Class III expire at this Annual Meeting. The Board of Directors has selected for re-election Robert C. Doll, Gregory J. Fleming, Murry S. Gerber, James Grosfeld, Sir Deryck Maughan and Linda Gosden Robinson. If elected, each Class III director will serve until the annual meeting of stockholders in 2011, or, in each case, until succeeded by another qualified director who has been elected, or until his or her death, resignation or retirement.

The persons named in the enclosed proxy intend to vote the proxy “FOR” the election of each of the six nominees, unless you indicate on the proxy card that your vote should be withheld from any or all such nominees. We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

The following biographical information regarding the nominees for director and each continuing director is as of January 31, 2008.

Nominees for Class III Directors Whose Terms Will Expire in 2011

Robert C. Doll (age 53), Director since 2006, has been vice chairman and chief investment officer of global equities of BlackRock since 2006. Mr. Doll is also a member of BlackRock’s executive committee. Prior to joining BlackRock, Mr. Doll was senior vice president of Merrill Lynch from April 2002, president and chief investment officer of MLIM from September 2001, co-head of MLIM Americas from November 1999 to September 2001 and chief investment officer of equities for MLIM Americas from June 1999 to November 1999.

Gregory J. Fleming (age 44), Director since 2006, has been president and chief operating officer of Merrill Lynch since May 2007 and was executive vice president of Merrill Lynch from October 2003 to May 2007 and president of Global Markets & Investment Banking of Merrill Lynch (“GMI”) from August 2003 to May 2007. Mr. Fleming was chief operating officer of the global investment banking group of GMI from January 2003 to August 2003, co-head of the global financial institutions group of GMI from April 2001 to August 2003, head of the United States financial institutions group of GMI from June 1999 to April 2001 and managing director of the global investment banking group of GMI from February 1999 to October 2003.

Murry S. Gerber (age 54), Director since 2000, has served as president, chief executive officer and chairman of Equitable Resources, Inc., an integrated energy company, since May 2000 and as president and chief executive officer of Equitable Resources, Inc. since June 1998. Mr. Gerber is also a director of Highmark, Inc.

James Grosfeld (age 70), Director since 1999, a private investor, was formerly chairman of the board and chief executive officer of Pulte Homes, Inc., a home builder and mortgage banking and financing company, from 1974 to 1990. Mr. Grosfeld is also a director of Lexington Realty Trust.

Sir Deryck Maughan (age 60), Director since 2006, has been a managing director of Kohlberg Kravis Roberts (“KKR”) and chairman of KKR Asia since 2005. Prior to joining KKR, Sir Deryck served as vice chairman of Citigroup from 1998 to 2004, chairman and chief executive officer of Salomon Brothers from 1992 to 1997 and chairman and chief executive officer of Salomon Brothers Asia from 1986 to 1991. He also was vice chairman of the NYSE from 1996 to 2000 and chairman of the US-Japan Business Council from 2002 to 2004. Prior to joining Salomon Brothers in 1983, he worked at Goldman Sachs. He served in H.M. Treasury (UK Economics and Finance Ministry) from 1969 to 1979. Sir Deryck is also a director of GlaxoSmithKline and Reuters.

Linda Gosden Robinson (age 55), Director since 2004, has been chairman of Robinson Lerer & Montgomery, LLC, a New York City strategic communications consulting firm, since May 1996. Ms. Robinson was chief executive officer of Robinson Lerer & Montgomery from May 1996 until January 2002. In March 2000, Robinson Lerer & Montgomery was acquired by Young & Rubicam Inc. (“Y&R”). In October 2000, Y&R was acquired by WPP Group plc. For more than five years prior to May 1996, she was chairman of the board and chief executive officer of Robinson Lerer Sawyer Miller Group or its predecessors. Ms. Robinson is also a director of Revlon, Inc.

Continuing Class I Directors Whose Terms Will Expire in 2009

William S. Demchak (age 45), Director since 2003, is vice chairman of PNC and PNC Bank. Before joining PNC in September 2002, Mr. Demchak served as the global head of Structured Finance and Credit Portfolio for J.P. Morgan Chase & Co. from 1997 to May 2002.

Kenneth B. Dunn, Ph.D. (age 56), Director since 2005, has served as Dean and Professor of Financial Economics at the David A. Tepper School of Business at Carnegie Mellon University since July 2002. Prior to his position at Carnegie Mellon University, Mr. Dunn was a managing director of Morgan Stanley Investment Management and co-director of the U.S. Core Fixed Income and Mortgage Teams. Mr. Dunn also managed the fixed income trading, technology and insurance groups within the asset management division of Miller Anderson & Sherrerd, LLP and he continued in those roles when the firm was acquired by Morgan Stanley in 1996.

Laurence D. Fink (age 55), Director since 1999, has been chairman and chief executive officer of BlackRock since its formation in 1998 and of BlackRock’s predecessor entities since 1988. Mr. Fink is also the chairman of BlackRock’s executive committee and a trustee of one of BlackRock’s open-end fund complexes and a director of several of BlackRock’s offshore funds.

Robert S. Kapito (age 50), Director since 2006, has been president of BlackRock since September 2007, and prior to September 2007 had served as vice chairman of BlackRock and head of its portfolio management group since its formation in 1998 and of BlackRock’s predecessor entities since 1988. Mr. Kapito is also a member of BlackRock’s executive committee and serves as president and a director of several of BlackRock’s closed-end investment companies.

Thomas H. O’Brien (age 71), Director since 1999, retired as chief executive officer of PNC on May 1, 2000, after 15 years in that position and retired as chairman of PNC on May 1, 2001, after 13 years in that position. Mr. O’Brien is also a director of Verizon Communications, Inc. and Hilb, Rogal & Hobbs Co.

John A. Thain (age 52), Director since 2008, is chairman and chief executive officer of Merrill Lynch. Prior to joining Merrill Lynch in December 2007, Mr. Thain was chief executive officer, a director and a member of the management committee of NYSE Euronext, Inc. (and its predecessors) from January 2004. Mr. Thain served as president and chief operating officer of Goldman Sachs Group, Inc. from July 2003 to January 2004 and was president and co-chief operating officer from May 1999 through June 2003.

Continuing Class II Directors Whose Terms Will Expire in 2010

William O. Albertini (age 64), Director since 2003. Before retiring in 1999, Mr. Albertini served as executive vice president and chief financial officer of Bell Atlantic Global Wireless, Inc. from September 1997 to April 1999. From January 1991 until August 1997, Mr. Albertini served as executive vice president and chief financial officer of Bell Atlantic Corp. and from 1995 to 1997 he served as a member of its board of directors. In addition, Mr. Albertini is a director of Airgas Inc., Triumph Group Incorporated and Charming Shoppes, Inc.

Mathis Cabiallavetta (age 63), Director since 2007, is vice chairman, office of the chief executive officer of Marsh & McLennan Companies, Inc., chairman of Marsh & McLennan Companies International and a member of Marsh & McLennan Companies International Advisory Board. Mr. Cabiallavetta has announced that he will retire from his officer positions with Marsh & McLennan effective September 1, 2008, but remain on the Marsh & McLennan Companies International Advisory Board. Prior to joining Marsh & McLennan in 1999, Mr. Cabiallavetta was chairman of the board of directors of Union Bank of Switzerland (UBS A.G.). Mr. Cabiallavetta is also a director of Philip Morris International Inc. and Swiss Reinsurance Company.

Dennis D. Dammerman (age 62), Director since 2005, retired on December 31, 2005 as vice chairman of the board and executive officer of General Electric Company and director, chairman and chief executive officer of GE Capital Services, positions he had held since 1998. Mr. Dammerman had also been a director of General Electric Company since 1994. Prior to that, Mr. Dammerman held various executive positions with General Electric Company and GE Capital Corporation after first joining General Electric Company in 1967. Mr. Dammerman is also chairman of the boards of directors of Discover Financial Services and Capmark Financial Group Inc.

David H. Komansky (age 68), Director since 2003, retired as chairman of the board of Merrill Lynch in April 2003. Mr. Komansky, who became chairman of the board of Merrill Lynch in April 1997, also served as a director and chief executive officer of Merrill Lynch from December 1996 to December 2002, and as a director, president and chief operating officer of Merrill Lynch from January 1995 to December 1996. In addition, Mr. Komansky is a director of WPP Group plc.

James E. Rohr (age 59), Director since 1999, has served as chairman and chief executive officer of PNC and PNC Bank since May 2001, and chief executive officer since May 2000. Mr. Rohr is also a director of PFPC Worldwide, Inc., PNC’s global fund services company and a number of other PNC subsidiaries. Mr. Rohr is also a director of Allegheny Technologies Incorporated and Equitable Resources, Inc.

Other Executive Officers

In addition to Messrs. Fink, Kapito and Doll, the following persons serve as BlackRock’s executive officers:

Scott Amero (age 43), has been vice chairman and global chief investment officer for fixed income of BlackRock since December 2007 and has been co-head of the fixed income portfolio management group for much of the time since joining BlackRock as a managing director in 1990. Mr. Amero is also a member of BlackRock’s executive committee.

Paul L. Audet (age 54), has been managing director and chief financial officer of BlackRock since March 2007 and head of BlackRock’s cash management business since 2005. Mr. Audet served as managing director and chief financial officer from 1998 to 2005. Mr. Audet is also a member of BlackRock’s executive committee.

Robert P. Connolly (age 53), has been managing director and general counsel of BlackRock since 1997. Mr. Connolly is also a member of BlackRock’s executive committee.

Robert W. Fairbairn (age 42), has been vice chairman and chairman of Europe, Middle East, Africa (“EMEA”) and Australia of BlackRock since 2006. Mr. Fairbairn is also a member of BlackRock’s executive committee. Prior to joining BlackRock, Mr. Fairbairn was senior vice president of Merrill Lynch since January 2006 and head of MLIM’s EMEA Pacific region since May 2005. Mr. Fairbairn was appointed head of MLIM’s EMEA Sales Division in 1999 and appointed chief operating officer of MLIM’s EMEA Pacific region in March 2001. Prior to joining MLIM, Mr. Fairbairn worked for the asset management divisions of Lazard and GT Management.

Charles S. Hallac (age 43), has been vice chairman and head of BlackRock Solutions® since 2006. Previously, Mr. Hallac was managing director and head of BlackRock Solutions. Mr. Hallac is also a member of BlackRock’s executive committee.

Barbara G. Novick (age 47), has been vice chairman and head of account management since 2006. Previously, Ms. Novick was managing director and head of account management. Ms. Novick is also a member of BlackRock’s executive committee.

Susan L. Wagner (age 46), has been vice chairman since 2006 and chief operating officer since 2005. Previously, Ms. Wagner was managing director and head of strategy and product development. Ms. Wagner is also a member of BlackRock’s executive committee.

Director Independence

The Board of Directors annually determines the independence of directors. No director is considered independent unless the Board of Directors has determined that he or she has no material relationship with BlackRock. On September 27, 2006, the Board of Directors adopted amended categorical standards to assist it in determining whether or not certain relationships between the members of the Board of Directors and BlackRock or its affiliates and subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with BlackRock) are material relationships for purposes of the listing standards of the NYSE. The categorical standards provide that the following relationships are not material for such purposes:

•	relationships arising in the ordinary course of business, such as asset management, acting as trustee, lending, deposit, banking, or other financial service relationships, so long as the services are being provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers;

•

relationships with companies of which a director is a stockholder or partnerships of which a director is a partner, provided the director is not a principal stockholder of the company or a principal partner of the partnership;

•

contributions made or pledged to charitable organizations of which a director or an immediate family member of the director is an executive officer, director, or trustee if (a) within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues for that fiscal year, and (b) the charitable organization is not a family foundation created by the director or an immediate family member of the director; and

•	relationships involving a director’s relative unless the relative is an immediate family member of the director.

As part of its determination, the Board of Directors also considered the relationships described under “Certain Relationships and Related Transactions” and the ordinary course transactions between BlackRock and subsidiaries of the Marsh & McLennan Companies, Inc. where Mr. Cabiallavetta is a vice chairman. Following its review, the Board of Directors has determined that Ms. Robinson and Messrs. Albertini, Cabiallavetta, Dammerman, Dunn, Gerber, Grosfeld, Komansky, Maughan and O’Brien are “independent” as defined in the NYSE listing standards, and that none of the relationships between such directors and BlackRock are material pursuant to the NYSE listing standards.

Board Committees

The Board of Directors has four standing committees: an Audit Committee, a Management Development and Compensation Committee, a Nominating and Governance Committee and an Executive Committee. The current charters for each of the Audit Committee, Management Development and Compensation Committee, Nominating and Governance Committee and Executive Committee are available on our corporate website at www.blackrock.com under the headings “Investor Relations / Corporate Governance / Committee Charters.” Further, BlackRock will provide a copy of these charters without charge to each stockholder upon written request. Requests for copies should be addressed to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.

The Board of Directors met eight times during 2007. During 2007, the Board of Directors’ committees held the following number of meetings: Audit Committee—twelve meetings; Management Development and Compensation Committee—nine meetings; Nominating and Governance Committee—four meetings; and Executive Committee—no meetings. In 2007, each director then serving attended at least 75% of the meetings of the Board of Directors and each committee of the Board of Directors on which such director served. Directors are encouraged to attend the annual meetings of BlackRock stockholders. Fourteen directors attended the 2007 meeting of stockholders.

The Audit Committee

The Board of Directors has a standing Audit Committee that satisfies the requirements of SEC Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Rule 10A-3 establishes listing standards relating to audit committees in the following areas: the independence of audit committee members; the audit committee’s responsibility to select and oversee the company’s independent auditor; procedures for handling complaints regarding the company’s accounting practices; the authority of the audit committee to engage advisors; and funding for the independent auditor and any outside advisors engaged by the audit committee. The Audit Committee’s procedures for the pre-approval of audit and permitted non-audit services are described in “Item 2—Ratification of Appointment of Independent Registered Public Accounting Firm—Audit Committee Pre-Approval Policy.”

The Audit Committee’s primary purposes are to assist Board oversight of the integrity of BlackRock’s financial statements, the independent auditor’s qualifications and independence, the performance of BlackRock’s internal audit function and independent auditor and BlackRock’s compliance with legal and regulatory requirements. The Audit Committee also prepares the Audit Committee report as required by the SEC’s rules for inclusion in BlackRock’s annual proxy statement. The Audit Committee is presently composed of Messrs. Albertini (Chairman), Dammerman, Dunn and Gerber. The Board of Directors has determined that Mr. Albertini qualifies as an “audit committee financial expert” as defined in the SEC rules and the Board has determined that each of Messrs. Albertini, Dammerman, Dunn and Gerber has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Furthermore, the Board of Directors has determined that each of Messrs. Albertini, Dammerman, Dunn and Gerber has no material relationship with BlackRock (either directly or as a partner, stockholder or officer of an organization that has a relationship with BlackRock) and is “independent” as defined in the NYSE listing standards and the applicable SEC rules.

The Audit Committee regularly holds separate sessions with BlackRock’s management, internal auditors and independent registered public accounting firm. The report of the Audit Committee is included on page 15.

The Management Development and Compensation Committee

The Management Development and Compensation Committee is responsible for establishing the compensation of BlackRock’s executive officers and providing oversight of BlackRock’s other employee benefit and compensation plans and reviewing, assessing and making reports and recommendations to the Board of Directors, as appropriate, on BlackRock’s talent development and succession planning. The Management Development and Compensation Committee is currently composed of Messrs. Komansky (Chairman), Dammerman, Grosfeld and Maughan. The Board of Directors has determined that all of the members of the Management Development and Compensation Committee are “independent” within the meaning of the listing standards of the NYSE. Each of the committee members is also a “non-employee director” as defined in Section 16 of the Exchange Act, and is an “outside director,” as defined by Section 162(m) of the Internal Revenue Code.

Additional information on the Management Development and Compensation Committee’s processes and procedures for consideration of executive compensation is addressed in the Compensation Discussion and Analysis below. The report of the Management Development and Compensation Committee is included following the Compensation Discussion and Analysis, on page 26.

The Nominating and Governance Committee

The Nominating and Governance Committee is responsible for assisting the Board of Directors by: identifying individuals qualified to become members of the Board of Directors; recommending to the Board of Directors the director nominees for the next annual meeting of stockholders; recommending to the Board of Directors the Corporate Governance Guidelines applicable to BlackRock; leading the Board of Directors in its annual review of the Board of Directors’ and management’s performance; recommending to the Board of Directors director nominees for each committee; and overseeing BlackRock’s Related Persons Transaction Policy. The Nominating and Governance Committee is presently composed of Ms. Robinson and Messrs. O’Brien (Chairman), Cabiallavetta and Grosfeld. The Board of Directors has determined that all of the members of the Nominating and Governance Committee are “independent” within the meaning of the listing standards of the NYSE.

The Executive Committee

The Executive Committee has all the powers of the Board of Directors, except as prohibited by applicable law, our stockholder agreements with Merrill Lynch and PNC and BlackRock’s amended and restated bylaws, and except to the extent another committee has been accorded authority over the matter. The Executive Committee exercises such powers between meetings of the Board of Directors. The Executive Committee is presently composed of Ms. Robinson and Messrs. Fink (Chairman), Fleming, Gerber and Rohr.

Consideration of Director Candidates

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “—Identifying and Evaluating Candidates for Director.” In evaluating such recommendations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth below under “—Director Qualifications.” Any stockholder recommendations for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for membership on the Board of Directors. The recommending stockholder should also submit evidence of the stockholder’s ownership of shares of BlackRock, including the number of shares owned and the length of time of ownership. The recommendation should be addressed to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.

In addition, the amended and restated bylaws of BlackRock permit stockholders to nominate directors for consideration at an annual stockholders’ meeting. For information on the requirements governing stockholder nominations for the election of directors to be made at an annual meeting of stockholders, please see “Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders.”

Director Qualifications

BlackRock’s Corporate Governance Guidelines contain Board of Directors’ membership criteria that apply to candidates recommended by the Nominating and Governance Committee for a position on BlackRock’s Board of Directors. The minimum qualifications for serving as a member of the Board of Directors are that a person demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of BlackRock and that a person have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, diversity, ability to make independent analytical inquiries, understanding of BlackRock’s business environment and willingness to devote adequate time and effort to the responsibilities of the Board of Directors. Each director must represent the interests of all of BlackRock’s stockholders.

Identifying and Evaluating Candidates for Director

The Nominating and Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Governance Committee if they become aware of persons meeting the criteria described above. The Nominating and Governance Committee also may engage firms that specialize in identifying director candidates. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Nominating and Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman or a person designated by the Nominating and Governance Committee will contact the candidate. If the candidate expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Governance Committee typically requests information from the candidate and reviews the candidate’s accomplishments and qualifications. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although the Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Each nominee for election to our Board of Directors this year has previously served as a BlackRock director. Mr. Thain was appointed to the Board of Directors in January 2008 and replaced Stanley O’Neal as a Merrill Lynch designee. Mr. Cabiallavetta was appointed to the Board of Directors in September 2007 and was recommended for consideration by the Nominating and Governance Committee based on the recommendation of a non-management director, Mr. O’Brien, who is Chairman of the Nominating and Governance Committee.

Executive Sessions

Executive sessions of non-management directors are held quarterly. “Non-management directors” include all directors who are not BlackRock officers. Currently, Messrs. Fink, Doll and Kapito are the only BlackRock officers serving on the Board of Directors. Each session is chaired by Mr. O’Brien who has been appointed by the Board of Directors as the lead independent director. Any non-management director may request that an additional executive session be scheduled. At least once a year an executive session of only those directors determined to be “independent” within the meaning of the listing standards of the NYSE is held.

Communications with the Board

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board of Directors, any Board of Directors committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent c/o Corporate Communications Department, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022. To communicate with any of our directors electronically, stockholders should go to our corporate website at www.blackrock.com. Under the headings “Investor Relations / Corporate Governance / Communicate with our Board of Directors,” you will find a link that may be used for writing an electronic message to the Board of Directors, the lead independent director, any individual director, or any group or committee of directors.

All communications received as set forth in the preceding paragraph will be reviewed by a member of each of BlackRock’s Corporate Communications and Legal and Compliance Departments for the sole purpose of determining whether the contents represent a message to our directors. In the case of communications to the Board of Directors or any group or committee of directors, sufficient copies of the contents will be made for each director who is a member of the group or committee to which the envelope or e-mail is addressed. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted Corporate Governance Guidelines that address the following key corporate governance subjects, among others: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and an annual performance evaluation of the Board of Directors. The Board of Directors has also adopted a Code of Business Conduct and Ethics for BlackRock’s directors, officers and employees, which addresses these important topics, among others: conflicts of interest; corporate opportunities; confidentiality of information; fair dealing; protection and proper use of BlackRock assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of any illegal or unethical behavior.

BlackRock’s Corporate Governance Guidelines and Code of Business Conduct and Ethics are available at our corporate website at www.blackrock.com under the headings “Investor Relations / Corporate Governance / Governance Documents.” Further, BlackRock will provide a copy of these documents without charge to each stockholder upon written request. Requests for copies should be addressed to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.

In addition, BlackRock has adopted a Code of Ethics for Chief Executive and Senior Financial Officers, which addresses the following important topics, among others: conflicts of interest; compliance with laws, rules and regulations; and encouraging the reporting of any illegal or unethical behavior. The Code of Ethics is available at our corporate website at www.blackrock.com under the headings “Investor Relations / Corporate Governance / Governance Documents.” BlackRock intends to satisfy any disclosure requirements regarding any amendment to, or waiver from, a provision of this Code of Ethics by posting such information on its corporate website at www.blackrock.com under the headings “Investor Relations / Corporate Governance / Governance Documents.”

Stockholders are encouraged to visit the “Investor Relations / Corporate Governance” page of the BlackRock website at www.blackrock.com for additional information about BlackRock’s Board of Directors and its committees and corporate governance at BlackRock.

Report of the Audit Committee

In accordance with, and to the extent permitted by, the rules of the SEC, the information contained in the following Report of the Audit Committee shall not be incorporated by reference into any of BlackRock’s future filings made under the Exchange Act, or under the Securities Act of 1933, as amended (the “Securities Act”), and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

The Audit Committee’s job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare BlackRock’s financial statements, to plan or conduct audits, or to determine that BlackRock’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. BlackRock’s management is responsible for preparing BlackRock’s financial statements and for maintaining internal control over financial reporting and disclosure controls and procedures. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows of BlackRock in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed BlackRock’s audited financial statements with management and with Deloitte & Touche LLP, BlackRock’s independent registered public accounting firm for 2007.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed Deloitte & Touche LLP’s independence with Deloitte & Touche LLP, and has considered the compatibility of non-audit services with the independence of the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

William O. Albertini (Chairman)

Dennis D. Dammerman

Kenneth B. Dunn, Ph.D.

Murry S. Gerber

OWNERSHIP OF BLACKROCK COMMON AND PREFERRED STOCK

The following table sets forth certain information with respect to the beneficial ownership of BlackRock’s equity securities as of March 31, 2008, by: (i) each person who is known by BlackRock to own beneficially more than 5% of any class of outstanding equity securities of BlackRock; (ii) each of BlackRock’s directors; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all of the BlackRock executive officers and directors as a group.

Except as otherwise noted, each individual exercises sole voting power or investment power over the shares of equity securities shown. The number of shares of equity securities shown in the following Security Ownership Table as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the following Security Ownership Table, beneficial ownership includes any shares of equity securities as to which the individual has sole or shared voting power or investment power and also any shares of common stock which the individual has the right to acquire within 60 days of March 31, 2008, through the exercise of any option, warrant or right.

As of March 31, 2008, there were 117,624,312 shares of BlackRock’s common stock outstanding and 12,604,918 shares of BlackRock’s Series A participating preferred stock outstanding.

	Amount of beneficial ownership of common stock	Percent of common stock outstanding	Amount of beneficial ownership of Series A participating preferred stock	Percent of Series A participating preferred stock outstanding
Merrill Lynch & Co., Inc. and affiliates (1) 222 Broadway New York, NY 10038	52,395,082	44.54%	12,604,918	100%
The PNC Financial Services Group, Inc. and affiliates (2) One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222	43,121,366	36.66%	—	—
William O. Albertini (3)	19,874	*	—	—
Mathis Cabiallavetta (3)	600	*	—	—
Dennis D. Dammerman (3)	3,069	*	—	—
William S. Demchak	—	*	—	—
Robert C. Doll (3)	7,926	*	—	—
Kenneth B. Dunn (3)	3,917	*	—	—
Laurence D. Fink (3)(4)(5)	2,027,869	1.72%	—	—
Gregory J. Fleming	95	*	—	—
Murry S. Gerber (3)	22,023	*	—	—
James Grosfeld (3)	22,793	*	—	—
Robert S. Kapito (3)(4)(5)(6)	1,362,359	1.15%	—	—
David H. Komansky (3)	4,844	*	—	—
Sir Deryck Maughan (3)	1,997	*	—	—
Thomas H. O’Brien (3)	11,478	*	—	—
Linda Gosden Robinson (3)	13,324	*	—	—
James E. Rohr	3,524	*	—	—
John A. Thain	—	*	—	—
Keith T. Anderson (3)(4)(7)	5,000	*	—	—
Paul L. Audet (3)(5)	215,028	*	—	—
Steven E. Buller (3)	1,366	*	—	—
Barbara G. Novick (3)	123,393	*	—	—
Ralph L. Schlosstein (3)(4)(8)	800,934	*	—	—
All directors and executive officers as a group (28 persons) (3)(4)(5)	6,007,748	5.11%	—	—

*	The number of shares of common stock held by such individual is less than 1.0% of the outstanding shares of common stock.
(1)	Based on the Form 4 of Merrill Lynch & Co., Inc. and affiliates filed on March 27, 2008.
(2)	Based on the Form 4 of PNC Bancorp Inc. and affiliates filed on February 6, 2008.
(3)	Does not include unvested restricted common stock and restricted stock units.
(4)	Includes shares of BlackRock common stock held jointly and/or indirectly.
(5)	Includes shares of BlackRock common stock subject to employee stock options held by the executive officers and either exercisable as of March 31, 2008 or exercisable within 60 days of that date. The shares subject to such options are as follows: for Messrs. Audet (90,000 shares), Fink (612,500 shares) and Kapito (277,500 shares), and for all directors and executive officers as a group (1,340,996 shares). Non-management directors do not own any options.
(6)	Includes 900,637 shares subject to an account level pledge.
(7)	As of December 13, 2007, the date Mr. Anderson retired as an executive officer.
(8)	As of September 6, 2007, the date Mr. Schlosstein retired as an executive officer.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Introduction and Objectives

BlackRock’s ability to provide effective and creative solutions for clients is critical to its success. More than ever, BlackRock requires executive officers who possess a unique blend of intellectual capabilities, business acumen and the ability to innovate to anticipate and plan for market trends, utilize and deploy technology solutions, develop and sell innovative products and deliver consistently superior investment performance. Further, BlackRock must engage talent successfully within the highly competitive financial services industry by offering the most compelling combination of career opportunities, productive environment and compensation. Within this context, BlackRock’s executive compensation program is designed to:

•	attract, retain and motivate executive officers capable of making significant contributions to BlackRock’s long-term success;

•	align the interests of executive officers with those of stockholders;

•	control fixed costs by ensuring that a significant portion of compensation expense can vary with profitability; and

•

have a significant portion of an executive officer’s total compensation be performance-based by linking it to BlackRock’s financial and operational performance as well as its common stock price performance.

Overall Design

BlackRock’s executive compensation program is designed to reward short- and long-term results through a mix of compensation elements that specifically correlate with these results. Base salaries generally represent a small portion of total compensation and are designed to provide income stability at a level consistent with, but not driven by, market practice. Incentive pay opportunities are based on the achievement of strategic goals and provide upside potential and downside risk aligned with the financial and market performance of the company. Incentive pay opportunities are awarded in the form of cash- or equity-based grants and in some cases with ties to achieving additional performance objectives. These objectives, depending on the program, may be short- or long-term in nature.

The Management Development and Compensation Committee of the Board (the “MDCC”) determines and approves CEO compensation. With respect to the other named executive officers listed in the Summary Compensation Table, the MDCC seeks recommendations from the CEO and approves all pay actions. The MDCC considers the sum of all pay elements when reviewing and approving annual compensation recommendations. Although the framework for compensation decision-making is tied to the financial performance of BlackRock, the MDCC and the CEO (in his development of recommendations for the other named executive officers) maintain significant decision-making discretion to determine individual compensation based on achievement of strategic and operating results and other considerations, such as management and leadership capabilities.

The MDCC endorses executive management’s view that pre-incentive operating income has a direct correlation with shareholder value creation because of its basis in both revenue growth and expense management. To that end, annual incentive awards made to the named executive officers are linked to pre-incentive operating income. While the determination of annual incentive awards is based on annual results, the payment of a portion of these awards in the form of stock introduces a longer-term element as well as retention value through the time-based vesting requirements of the stock award.

BlackRock uses long-term incentive awards to align the interests of named executive officers with those of shareholders through ownership of BlackRock stock. Ownership of BlackRock stock, whether awarded as part of the annual incentive award or as a long-term incentive award, ensures that a significant element of total compensation is subject to the market performance of BlackRock. The risk element inherent in stock awards is a critical motivating factor of the overall compensation program.

Compensation Market Data and Consultant Input

The MDCC considers market intelligence on compensation to be an important data point in the determination of pay for the named executive officers. Market data is one factor in evaluating overall pay levels within BlackRock. However, quantitative and qualitative assessments of BlackRock’s performance and each individual’s contribution to that performance remain the primary determinants of individual pay decisions.

To gather market data annually and to analyze the competitiveness of its executive compensation programs, management engages McLagan Partners, a compensation consultant that specializes in conducting proprietary compensation surveys and interpreting pay trends in the asset management industry. The companies that participate in the McLagan Partners’ surveys represent direct peers, including organizations that do not publicly disclose compensation data for their executive asset management roles. Confidentiality obligations to McLagan Partners and to its survey participants prevent BlackRock from disclosing the firms included in the surveys. In addition, the McLagan Partners surveys maintain the confidentiality of individual company pay practices. The results of the McLagan Partners’ surveys were:

•	analyzed to account for differences in the scale and scope of operations with those of BlackRock;

•	used to evaluate BlackRock’s overall competitive compensation position as well as its position by functional business and by title; and

•

used to make comparisons on an officer-by-officer basis, where an appropriate match of position and scope of responsibilities could be made and sufficient market data was available to maintain the confidentiality of all participant firms.

The MDCC was presented with the results and analyses of the surveys and discussed with management and consultants the impact of market trends in compensation on the ability to attract and retain top talent. The MDCC also reviewed the types and mix of compensation elements offered by peer companies to their employees. When determining the appropriate benchmark data to use, the MDCC considered the size and complexity of BlackRock, and the scope of individual positions.

The MDCC directly retained Semler Brossy Consulting Group LLC (“Semler Brossy”), a compensation consultant, to provide objective advice on the practices and the competitive landscape for the compensation of BlackRock’s executive officers. Semler Brossy reviewed the firms included in the McLagan Partners’ analyses and the results of the competitive surveys. Semler Brossy also reviewed publicly disclosed pay information for executive management roles within certain publicly traded asset management firms (Affiliated Managers Group, Inc., AllianceBernstein Holdings L.P., Eaton Vance Corp., Federated Investors, Inc., Franklin Resources, Inc., Janus Capital Group Inc., Legg Mason, Inc., Nuveen Investments, Inc. and T. Rowe Price Group, Inc.). These firms were selected because, among companies for whom publicly available data exists, these are the most similar to BlackRock in terms of size, scope and complexity. However, these firms are not ideal comparators (for example, they are generally smaller than BlackRock) and therefore were used only as a secondary reference. The companies used in the McLagan Partners’ study (which include both public and private companies) are more suitable comparators for these purposes. The MDCC also consulted with Semler Brossy on pay trends and emerging compensation practices among financial services firms beyond the asset management sector for general context and perspective on the industry.

Elements

The elements of BlackRock’s executive compensation program include:

•	base salaries;

•	long-term incentive compensation;

•	annual incentive awards;

•	retirement and other benefits; and

•	perquisites.

Base Salaries

As noted above, base salaries are intended to provide regular cash flow to executives throughout the year, and generally represent a small portion of total compensation. Increases in base salaries for named executive officers occur infrequently, but may be considered in the case of promotion, significant change in job scope or market movement over a period of years. As part of an overall review and alignment of base salaries for the executive management group, the MDCC approved a base salary increase in February 2007 of $50,000 for each of Messrs. Kapito and Anderson to $400,000 and $300,000, respectively. The increases were the first in over five years for the named executive officers. No other named executive officers received a base salary increase in 2007. None of the named executive officers received a base salary increase for 2008.

Long-Term Incentive Compensation

As noted above, long-term incentives are designed to aid in the retention of senior management and to align their interests with long-term shareholder interests. BlackRock’s approach to long-term incentives has been to make infrequent (e.g. 2002 and 2006-2007), but large awards. This compensation approach unifies the focus of award recipients’ over a multi-year pay cycle.

In January 2007, BlackRock paid out $231 million in long-term incentive awards that were granted in 2002 and 2003. Payouts to named executive officers under this program are reflected in the Summary Compensation Table for 2006, the year in which the awards vested, if data is provided for such named executive officer for 2006.

Following the closing of the MLIM Transaction in September 2006, BlackRock granted $147 million in new stock awards to former MLIM executives and key employees to motivate future performance and leadership. The awards were made under the 1999 Stock Award and Incentive Plan (the “Stock Award Plan”) and will vest 100% on September 29, 2011, the fifth anniversary of the closing of the MLIM Transaction.

For legacy BlackRock named executive officers and other key employees, BlackRock awarded new performance-based long-term incentive awards on January 31, 2007. The awards also vest on September 29, 2011, but are subject to achievement of a performance hurdle requiring either (i) earnings per share on a GAAP basis of $5.20 in 2009, $5.52 in 2010 or $5.85 in 2011, or (ii) a compound annual growth rate in GAAP earnings per share better than the median for BlackRock’s peer group in any of the following periods: 2006 to 2009, 2006 to 2010, or 2006 to 2011. For the purposes of these performance hurdles, the peer group will be the NYSE-listed mid- and large-cap asset management firms.

These performance hurdles were established as part of the terms of an agreement with PNC to fund future long-term incentive award programs of BlackRock with shares remaining from an initial four million share commitment made by PNC in conjunction with the 2002 Long-Term Retention and Incentive Plan (the “2002 Performance-Based Retention Plan”). Accordingly, the terms of the performance hurdles should not be interpreted as an indication of expected future results.

The long-term incentive awards made to named executive officers were granted in the form of stock options for Messrs. Fink, Schlosstein and Kapito and were made in a mix of stock options and restricted stock units for the other legacy-BlackRock executive officers. A restricted stock unit represents an unsecured promise to deliver a share of BlackRock common stock for each restricted stock unit. Dividend equivalents are paid on the restricted stock units prior to vesting in an amount equal to the dividends paid on shares of BlackRock common stock.

The named executive officers and the initial value of the long-term incentive awards were: Mr. Fink ($16,715,000), Mr. Kapito ($9,640,000), Mr. Doll ($15,000,000), Ms. Novick ($6,070,000), Mr. Audet ($3,215,000), Mr. Schlosstein ($9,640,000), Mr. Anderson ($7,890,000) and Mr. Buller ($2,145,000). Mr. Doll’s restricted stock unit award was granted on November 8, 2006 but is subject to the same performance hurdle described above.

The MDCC considers a pro-rated portion of the initial value of such grants when determining annual compensation for the named executive officers throughout the vesting period.

Annual Incentive Awards

Annual incentive awards represent a significant percentage of total compensation, as is typical in investment management and the broader financial services industry in which BlackRock competes. By placing a strong emphasis on annual incentive awards, BlackRock is able to limit fixed compensation expense while rewarding named executive officers for their individual contributions and the achievement of annual financial goals.

The process for determining individual annual incentive awards is driven initially by the available corporate bonus pool for the year for all employees. The available bonus pool is a function of pre-incentive operating income and includes an estimated stock component based on the annual guidelines approved by the MDCC for the cash and stock mix of bonus payments for the year. The corporate cash bonus accrual was reviewed at each regularly scheduled meeting of the MDCC throughout 2007. The estimated cash bonus pool for all employees was also reviewed and approved by the MDCC at the beginning of the year-end process for determining annual incentive awards based on forecasted results and the final pool was approved in January 2008 based on actual financial results for the 2007 fiscal year.

A portion of the corporate bonus pool for all employees is then allocated to senior management based on consideration of BlackRock’s financial results, the estimated average percentage increase in incentive compensation for all employees and the MDCC’s view as to the performance of senior management as a group during the year.

The remainder of the corporate bonus pool is then allocated to individuals based on a variety of factors including team and individual contributions to the short- and long-term success of BlackRock. Once individual recommendations are made for annual incentive awards, the cash and stock guidelines are applied to each recommendation to determine the amount to be paid in cash and stock. All recommendations in total and by cash and stock component are then aggregated and compared to the corporate cash accrual and estimated corporate bonus pool. Adjustments are made to individual recommendations, as required, to ensure that the sum of all recommendations is in line with the amount of corporate bonus pool available.

The stock portion of annual incentive awards is granted in the form of restricted stock units under the Stock Award Plan. The portion of 2007 bonuses paid as restricted stock units was determined using a sliding scale that allocates increasingly larger proportions of bonus as stock as bonus amounts increase. The MDCC adopted this approach in 2006 to substantially increase the retention value and shareholder alignment of the compensation package for eligible employees, including the named executive officers. The MDCC retains the discretion to adjust the cash and stock components of annual incentive awards from time-to-time as it deems appropriate.

The number of restricted stock units awarded as part of the 2007 annual incentive was determined by dividing the dollar value of the stock portion of the award by the average of the high and low prices of BlackRock common stock on January 22, 2008, which was the second trading day following the release of BlackRock’s fourth quarter and 2007 year-end results. The restricted stock units vest in three equal increments on the first, second and third anniversaries of January 31, 2008. Dividend equivalents are paid on the restricted stock units prior to vesting in an amount equal to the dividends paid on shares of BlackRock common stock.

Determination of Annual Incentive Award for the CEO

The MDCC determined the annual incentive award for the CEO through a process of assessment of financial results and individual accomplishments, review of competitive survey data from McLagan Partners, consultation with Semler Brossy regarding market and financial context, appropriate weighting of individual accomplishments and the exercise of discretion.

Annual incentive decisions were made in the context of the total compensation package, including base salary and the annualized value of Mr. Fink’s long-term incentive award opportunity. For this purpose, 20% of the initial value of the January 2007 long-term incentive award was included in the aggregate compensation considered by the MDCC, reflecting the number of years over which the award vests.

The MDCC’s determination of the CEO’s annual compensation for 2007 was influenced by specific and measurable results for 2007 including:

•	EPS growth of 53% on an adjusted basis (as described and reconciled in BlackRock’s Form 10-K) and 95% on a GAAP basis versus 2006;

•	overall growth in assets under management (“AUM”) of 21% including net “organic” growth in AUM (excluding market movement, foreign exchange impact, and acquisitions) of 12% or $137.6 billion;

•

continued competitive investment performance where 84% or more of equity and balanced fund assets and 58% or more of bond fund assets were in the top two quartiles of their peer groups for the 1-, 3-, and 5-year periods ending December 31, 2007; and

•	identification and acquisition of the Quellos fund of funds business.

In addition, a subjective assessment of other elements of individual performance was part of the MDCC’s decision-making process. These included, among other things, the CEO’s leadership through continued successful operational and cultural integration of the MLIM business. These results, viewed in aggregate with no specific weighting, were considered in the context of competitive market pay trends and the corporate bonus pool available for executive bonuses to arrive at the CEO’s pay for 2007.

Determination of Annual Incentive Awards for Other Named Executive Officers

For 2007, the allocation of the bonus pool to the other named executive officers was determined through a process that involved a series of meetings with the CEO and President and other members of executive management to review financial results as well as the individual accomplishments of the named executive officers. The CEO and the MDCC then reviewed with McLagan Partners the competitive survey results relating to individual executive positions. The CEO and President formulated recommendations and reviewed the rationale for each individual’s annual incentive award with the MDCC over a period of several weeks in the final stages of the year-end compensation process, culminating in approval in January 2008.

Similar to the CEO pay determination, individual annual incentive decisions for the other named executive officers were made in the context of each executive’s total compensation package, including base salary and the annualized value of any long-term incentive award opportunity. For this purpose, the portion of the long-term incentive award included in aggregate compensation was the initial value of the awards divided by the vesting period. The determination of annual incentive awards was also based on an assessment of individual contributions to BlackRock’s success throughout the year.

Other Performance-Based Awards

Certain investment managers are eligible to receive payments tied to the performance fees generated by underlying investment products. Mr. Anderson received such a performance-based award in connection with certain BlackRock alternative investment products.

In January 2008, Mr. Doll received a performance-based incentive award of $4,600,000. This incentive opportunity was awarded to deliver compensation in a mix of cash and restricted stock units subject to achievement of a corporate level performance hurdle. The performance hurdle requires either (i) earnings per share on a GAAP basis of $5.20 in 2008, or (ii) an annual growth rate in GAAP earnings per share better than the median for BlackRock’s peer group for 2008.

Aggregate Compensation for 2007

Considering base salary and the annualized value of long-term incentive awards, the MDCC’s assessment of performance yielded 2007 annual incentive awards in the amounts shown in the table below. The aggregate of all pay components for Mr. Fink was $28,343,000, which was 17.5% higher than the aggregate for 2006. The aggregate compensation for the other named executive officers was approximately 31.7% higher than the aggregate compensation for the same individuals in 2006. The 2007 annual incentive awards for the named executive officers were paid in cash and stock, the stock portion of which is reflected in footnote 7 of the Summary Compensation Table. In consideration of Messrs. Schlosstein and Anderson’s planned departures from BlackRock in early 2008, their 2007 annual incentives were paid fully in cash. For the continuing named executive officers as a group, 33.4% of their 2007 annual incentive was awarded in stock.

The table that follows shows the amounts considered by the MDCC in determining annual incentive award. Such amounts are presented in a format that differs from the amounts required to be disclosed in the Summary Compensation Table by SEC regulations.

Named Executive Officer	2007 Base Salary	Annualized Value of Long- Term Incentives	2007 Annual Incentive Award	Other Performance- Based Awards	Aggregate Compensation
Laurence D. Fink	$500,000	$3,343,000	$24,500,000	—	$28,343,000
Robert S. Kapito	$400,000	$1,928,000	$18,672,000	—	$21,000,000
Robert C. Doll	$400,000	$3,000,000	$21,000,000	$4,600,000	$29,000,000
Barbara G. Novick	$300,000	$1,214,000	$6,000,000	—	$7,514,000
Paul L. Audet	$260,000	$643,000	$2,540,000	—	$3,443,000
Ralph L. Schlosstein	$400,000	$1,928,000	$6,925,000	—	$9,253,000
Keith T. Anderson	$300,000	$1,578,000	$6,771,600	$12,870,946	$21,520,546
Steven E. Buller	$260,000	$429,000	$1,525,000	—	$2,214,000

Equity Award Practices

All grants of BlackRock equity awards are approved by the MDCC. For the 2007 annual incentive awards, the value of the stock portion of the bonus was converted into restricted stock units by dividing this award value by the average of the high and low prices per share of common stock of BlackRock on the second trading day after BlackRock’s fourth quarter 2007 earnings release, which was January 22, 2008. For new long-term incentive awards granted in January 2007, the award value was converted into restricted stock units and options by dividing this cash value by the average of the closing prices of BlackRock common stock during the five trading-day period beginning on the second trading day following BlackRock’s fourth quarter 2006 earnings release. In the case of stock options, the result was then multiplied by 3.66, which is the multiple consistent with the option valuation model used for expensing options under FAS 123(R). The exercise price for the options was set as the closing price on January 31, 2007, the last day of the five trading-day period and the grant date for the award.

In February 2007, the MDCC approved a written equity award policy to document its granting practices. This policy provides, among other elements, that:

•	the MDCC must approve equity award grants; and

•	year-end awards are converted into restricted stock units, and options are priced, based on common stock prices on prescribed days following BlackRock’s fourth quarter earnings release.

In recognition of the currently high level of direct ownership of BlackRock stock by its executive officers, BlackRock does not have explicit stock ownership guidelines.

Retirement and Other Benefits

BlackRock has employee benefits and retirement programs in which all eligible employees participate, including the named executive officers. Program benefits include medical, dental, life and disability benefits and 401(k). BlackRock makes contributions to the 401(k) accounts of its named executive officers on a basis consistent with other employees. BlackRock does not maintain a supplemental executive retirement program.

Certain key employees, including the named executive officers, may voluntarily defer all or a portion of their annual incentive awards pursuant to the BlackRock, Inc. Voluntary Deferred Compensation Plan (the “VDCP”). Elections to defer must be made no later than June 30 of the year for which the bonus is paid. Deferred amounts are held by BlackRock as unsecured assets and participants may, from time-to-time, elect to have their deferred account credited with future investment returns from among 13 benchmark funds. The benchmark investments for named executives are the same as for all other participants. Pursuant to the terms of the VDCP, deferred amounts and any benchmark returns are immediately vested. For 2007, none of the named executive officers set forth in the Summary Compensation Table elected to defer a portion of their bonus pursuant to the VDCP.

In January 2008, Mr. Audet received a payout representing the final installment of his 2004 bonus that was deferred on a mandatory basis pursuant to the BlackRock, Inc. Involuntary Deferred Compensation Plan (the “IDCP”). No other named executive officers received payments under the IDCP and no further payments are due.

None of the named executive officers participate in any company sponsored defined benefit program.

No Employment, Severance or Change of Control Agreements

None of the named executive officers currently have employment, severance, or change of control agreements with BlackRock. Consistent with other employees, Mr. Fink currently does not have an employment agreement with BlackRock as his prior agreement was allowed to expire without replacement on March 30, 2007. Mr. Buller entered into a letter agreement with BlackRock at the time of his hiring in September 2005, which expired in September 2007. Mr. Doll has a letter agreement which provided for the general terms of his compensation for 2006 and 2007.

Perquisites

BlackRock makes certain perquisites and other benefits available to named executive officers that are considered a reasonable part of the executive compensation program consistent with competitive practice. The incremental costs of these benefits are included in the “All Other Compensation” column of the Summary Compensation Table. BlackRock obtains aircraft services from a third party supplier, which it makes available to all members of BlackRock’s Executive Committee for business and personal use. BlackRock imputes income to the executive officer with respect to the executive officer’s first 25 hours of personal use equal to BlackRock’s cost of obtaining the aircraft services. With respect to personal use in excess of 25 hours, the executive officer reimburses BlackRock for a portion of the cost of the airplane services and in respect of the portion not reimbursed, BlackRock imputes income to the executive officer. BlackRock also provides a leased car and driver for Mr. Fink’s personal use.

Named executive officers may participate in investment opportunities offered from time-to-time to BlackRock employees. These offerings may be provided without charging management or performance fees consistent with the terms offered to other employees who meet the same applicable legal requirements.

Tax Implications

Section 162(m) of the Internal Revenue Code allows a federal income tax deduction for compensation exceeding $1 million paid to the CEO and certain other named executive officers if the payments are made under qualifying performance-based plans. All compensation paid to the named executive officers is intended to qualify as tax deductible under Section 162(m) of the Internal Revenue Code. The MDCC will, however, consider awarding compensation to named executive officers that is not fully deductible under Section 162(m) of the Internal Revenue Code in cases where it is determined to be in the best interest of the company and shareholders to do so.

For 2007, annual incentive awards were made to the named executive officers pursuant to BlackRock’s stockholder approved Amended and Restated 1999 Annual Incentive Performance Plan (the “Performance Plan”). In February 2007, the MDCC established a maximum corporate incentive pool based on pre-incentive operating income, and through prescribed formulas, effectively set maximum annual incentive award amounts for each of the named executive officers in accordance with the Performance Plan. In determining the final annual incentive awards for each named executive officer, the MDCC exercised negative discretion, based on the criteria and factors discussed above, to arrive at the final amounts.

Management Development and Compensation Committee Report on Executive Compensation for Fiscal Year 2007

The Management Development and Compensation Committee of BlackRock has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

MEMBERS OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

David H. Komansky (Chairman)

Dennis D. Dammerman

James Grosfeld

Sir Deryck Maughan

Management Development and Compensation Committee Interlocks and Insider Participation

No member of the Management Development and Compensation Committee was, during the fiscal year, an officer or employee, formerly an officer or was involved in any related person transactions requiring disclosure in this Proxy Statement and no “compensation committee interlocks” existed during 2007.

Summary of Compensation

The following Summary Compensation Table sets forth information concerning compensation provided by BlackRock for the years indicated to our chief executive officer, two officers that served as chief financial officer during the year, the next three most highly compensated executive officers and two additional individuals who would have otherwise been included in the table had they been executive officers at the end of the year (collectively, the “named executive officers”).

2007 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(7)	Stock Awards ($)(8)	Option Awards ($)(9)	Non- Equity Incentive Plan Compen- sation ($)(10)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(11)	All Other Compen- sation ($)(12)	Total ($)
Laurence D. Fink Chairman and Chief Executive Officer	2007	$500,000	$16,150,000	$6,257,307	$3,283,247	—	—	$230,552	$26,421,106
	2006	$500,000	$10,162,500	$3,239,104	$1,782,178	$18,000,000 (Granted in 2002 and 2003)	—	$360,718	$34,044,500

Robert S. Kapito President	2007	$400,000	$12,361,800	$3,840,593	$1,893,536	—	—	$318,893	$18,814,822
	2006	$350,000	$8,904,750	$1,613,884	$801,980	$11,000,000 (Granted in 2002 and 2003)	—	$445,562	$23,116,176

Robert C. Doll (1) Vice Chairman, Chief Investment Officer of Global Equities	2007	$400,000	$13,875,000	$7,455,982	—	—	—	$6,750	$21,737,732

Barbara G. Novick (2) Vice Chairman and Head of Account Management	2007	$300,000	$4,125,000	$1,455,676	$946,763	—	—	$6,750	$6,834,189

Paul L. Audet (3) Managing Director, Chief Financial Officer and Head of Cash Management	2007	$260,000	$1,853,000	$789,514	$189,544	—	—	$6,650	$3,098,708

Steven E. Buller (4) Managing Director, Head of Accounting Policy and Controls and Former Chief Financial Officer	2007	$260,000	$1,090,000	$1,371,659	$126,693	—	—	$6,750	$2,855,102
	2006	$260,000	$1,155,500	$917,588	—	—	—	$14,200	$2,347,288

Name and Principal Position	Year	Salary ($)	Bonus ($)(7)	Stock Awards ($)(8)	Option Awards ($)(9)	Non- Equity Incentive Plan Compen- sation ($)(10)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(11)	All Other Compen- sation ($)(12)	Total ($)

Ralph L. Schlosstein (5) Former President	2007	$400,000	$6,925,000	$2,807,814	$1,893,536	—	—	$221,380	$12,247,730
	2006	$400,000	$6,462,500	$2,508,024	$980,198	$10,500,000 (Granted in 2002)	—	$304,366	$21,155,088

Keith T. Anderson (6) Former Vice Chairman, Global Chief Investment Officer—Fixed Income	2007	$300,000	$19,642,546	$2,562,106	$1,230,601	—	—	$383,945	$24,119,198
	2006	$250,000	$5,510,750	$1,416,927	$712,871	$11,000,000 (Granted in 2002 and 2003)	—	$307,921	$19,198,469

(1)	Mr. Doll was appointed as vice chairman and chief investment officer of global equities on September 29, 2006, and was not a named executive officer in 2006.
(2)	Ms. Novick was not a named executive officer in 2006.
(3)	Mr. Audet was appointed as chief financial officer on March 28, 2007, and was not a named executive officer in 2006.
(4)	Mr. Buller resigned as chief financial officer of BlackRock on March 28, 2007, and served in this position for all of 2006.
(5)	Mr. Schlosstein resigned as President on September 6, 2007, and served in this position for all of 2006.
(6)	Mr. Anderson resigned as vice chairman, global chief investment officer—fixed income on December 13, 2007 and served in this position for all of 2006.
(7)	These amounts represent the cash portion of annual bonuses for the respective periods awarded pursuant to the Performance Plan, and for Mr. Anderson, an additional amount in 2007 of $12,870,946, and for Messrs. Kapito and Anderson, additional amounts in 2006 of $3,559,500 and $2,051,500, respectively, paid in relation to the performance fees of certain alternative investment products. To secure the deductibility of annual incentive awards (including cash bonuses) awarded to the named executive officers, each named executive officer’s total incentive award is awarded under the Performance Plan, which permits deductibility of compensation paid to the named executive officers under Section 162(m) of the Internal Revenue Code. Satisfaction of the performance criteria under the Performance Plan determines only the maximum amount of incentive compensation that may be awarded to named executive officers for the fiscal year. The amount of incentive compensation awarded to each named executive officer in January 2008 (for fiscal year 2007) was based on the criteria more fully described under the caption “Compensation Discussion and Analysis” and was less than the portion of the performance-based bonus pool available for awards to each named executive officer under the Performance Plan.

As described under the caption “Compensation Discussion and Analysis”, on January 22, 2008, Messrs. Fink, Kapito, Doll, Audet, Buller and Ms. Novick were awarded restricted stock units as part of their annual bonuses for the 2007 fiscal year. These units had a grant date value of $8,350,000, $6,310,200, $7,125,000, $687,000, $435,000 and $1,875,000, respectively, based on the average of the high and low prices per share of BlackRock common stock on January 22, 2008, or $198.81. On January 25, 2007, Messrs. Fink, Schlosstein, Kapito, Anderson and Buller were awarded restricted stock units as part of their annual bonuses for the 2006 fiscal year. These units had a grant date value of $8,337,357, $3,137,382, $5,404,712, $2,810,621 and $334,451, respectively, based on the average of the high and low prices per share of BlackRock common stock on January 25, 2007, or $170.90. The value of the awards made on January 22, 2008 are not reflected in this Summary Compensation Table pursuant to SEC regulations. The 2007 expense associated with the awards made on January 25, 2007 is reflected in the Stock Award column. See footnote 9 below. The grant date value of the awards made on January 25, 2007 is reflected in the 2007 Grant of Plan Based Awards Table.
In January 2008, Mr. Doll received a performance-based incentive award of $4,600,000. This incentive opportunity was awarded to deliver compensation in a mix of cash and restricted stock units subject to achievement of a corporate level performance hurdle. The performance hurdle requires either (i) earnings per share on a GAAP basis of $5.20 in 2008, or (ii) an annual growth rate in GAAP earnings per share better than the median for BlackRock’s peer group for 2008. For the purposes of these performance hurdles, the peer group will be the NYSE-listed mid- and large-cap asset management firms. The value of this award is not reflected in this Summary Compensation Table pursuant to SEC regulations.
(8)	Reflects the expense recognized during the period associated with outstanding restricted stock and restricted stock unit awards calculated in accordance with FAS 123(R). In accordance with FAS 123(R), BlackRock values restricted stock and restricted stock units at their grant-date fair value as measured by BlackRock’s closing stock price on the date of grant. The restricted shares and restricted stock units are expensed using the straight-line method over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. BlackRock assumed that no forfeitures would be made for the purpose of these calculations.
(9)	Reflects the expense recognized during the period associated with outstanding stock option awards calculated in accordance with FAS 123(R). In accordance with FAS 123(R), stock options were valued at their original grant date using a modified Black-Scholes valuation model using the following assumptions for options granted in 2002: exercise price—$37.36, volatility—0.334, risk free interest rate—1.65%, assumed option term—eight years, and dividend yield—0%; the following assumptions for options granted in 2003: exercise price—$41.385, volatility—0.335, risk free interest rate—1.21%, assumed option term—seven years, and dividend yield—0%; and the following assumptions for options granted in 2007: exercise price—$167.76, risk free interest rate—4.8%; assumed option term—7.335 years, and dividend yield—1.0 to 4.44%. The options are expensed using the straight-line method over the requisite service period of the options. BlackRock assumed that no forfeitures would be made for the purpose of these calculations.
(10)	2006 amounts reflect the settlement of long-term awards granted in 2002 and 2003 under the 2002 Performance-Based Retention Plan. These awards were reflected in BlackRock’s 2003 and 2004 Proxy Statements for Messrs. Fink and Kapito. These awards were paid 16.67% in cash and 83.33% in BlackRock common stock contributed by PNC pursuant to its share surrender agreement with BlackRock. Award recipients were permitted to put these shares to BlackRock at the same price used to value the shares for the purposes of delivering the award on the payment date. All of the named executive officers with awards elected to exercise this put right.

(11)	No Nonqualified Deferred Compensation Earnings were determined to be above-market. None of the named executive officers participate in any BlackRock defined benefit pension plans.
(12)	In 2007, $221,598, $312,143, $214,630 and $377,195 was attributable to personal use by Messrs. Fink, Kapito, Schlosstein and Anderson, respectively, of aircraft services that BlackRock obtained from a third party supplier, and these amounts reflect the incremental cost to BlackRock to obtain the aircraft services, net of amounts reimbursed by the executive officer. For Mr. Fink, $2,204 was attributable to the incremental cost to BlackRock of providing car service for personal use. For Messrs. Fink, Kapito, Doll, Audet, Schlosstein, Buller, Anderson and Ms. Novick, $6,750, $6,750, $6,750, $6,650, $6,750, $6,750, $6,750, and $6,750, respectively, was attributable to contributions made by BlackRock under its defined contribution (401(k)) plan.

2007 Grants of Plan-Based Awards

The following table sets forth information concerning non-equity and equity incentive plan-based compensation provided by BlackRock in 2007 to our named executive officers.

Name	Grant Date	Date of Comm- ittee Action	Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Num- ber of Shares of Stock or Units (#)	All Other Option Awards: Number of Secur- ities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
	(1)						(2)		(3)			(4)
Laurence D. Fink	1/25/2007	1/16/2007	—	—	—	—	—	—	48,785	—	—	$8,278,815
	1/31/2007	1/16/2007	—	—	—	—	364,313	—	—	—	$167.76	$16,714,971

Robert S. Kapito	1/25/2007	1/16/2007	—	—	—	—	—	—	31,625	—	—	$5,366,763
	1/31/2007	1/16/2007	—	—	—	—	210,109	—	—	—	$167.76	$9,639,969

Robert C. Doll	1/25/2007	1/16/2007	—	—	—	—	—	—	44,324	—	—	$7,521,783

Barbara G. Novick	1/25/2007	1/16/2007	—	—	—	—	—	—	7,475	—	—	$1,268,508
	1/31/2007	1/16/2007	—	—	—	—	105,054	—	—	—	$167.76	$4,819,961
	1/31/2007	1/16/2007	—	—	—	—	7,411	—	—	—	—	$1,243,269

Paul L. Audet	1/25/2007	1/16/2007	—	—	—	—	—	—	2,018	—	—	$342,455
	1/31/2007	1/16/2007	—	—	—	—	21,032	—	—	—	$167.76	$964,965
	1/31/2007	1/16/2007	—	—	—	—	13,339	—	—	—	—	$2,237,750

Steven E. Buller	1/25/2007	1/16/2007	—	—	—	—	—	—	1,957	—	—	$332,103
	1/31/2007	1/16/2007	—	—	—	—	14,058	—	—	—	$167.76	$644,992
	1/31/2007	1/16/2007	—	—	—	—	8,893	—	—	—	—	$1,491,890

Ralph L. Schlosstein	1/25/2007	1/16/2007	—	—	—	—	—	—	18,358	—	—	$3,115,353
	1/31/2007	1/16/2007	—	—	—	—	210,109	—	—	—	$167.76	$9,639,969

Keith T. Anderson	1/25/2007	1/16/2007	—	—	—	—	—	—	16,446	—	—	$2,790,886
	1/31/2007	1/16/2007	—	—	—	—	136,549	—	—	—	$167.76	$6,264,977
	1/31/2007	1/16/2007	—	—	—	—	9,634	—	—	—	—	$1,616,200

(1)	Dates shown are the dates on which approved award values were converted to a number of restricted stock units or options as described under the caption “Compensation Discussion and Analysis.”
(2)

Amounts represent grants of options and restricted stock units awarded to the named executive officers on January 31, 2007 as long-term incentive awards. Both types of awards vest on September 29, 2011 and are subject to achievement of a performance hurdle requiring either (i) earnings per share on a

GAAP basis of $5.20 in 2009, $5.52 in 2010 or $5.85 in 2011, or (ii) a compound annual growth rate in earnings per share better than the median for BlackRock’s peer group in any of the following periods: 2006 to 2009, 2006 to 2010, or 2006 to 2011. For the purposes of these performance hurdles, the peer group will be the NYSE-listed mid- and large-cap asset management firms.

(3)	Amounts represent grants of restricted stock units awarded to Messrs. Fink, Kapito, Doll, Audet, Buller, Schlosstein, Anderson and Ms. Novick on January 25, 2007 as part of their 2006 bonus awards. The restricted stock units vest in equal increments on the first, second and third anniversaries of January 31, 2007. Voting rights do not attach to restricted stock units, but the named executive officers will be paid dividend equivalents in respect of the restricted stock units they hold at the same time as dividends are paid on shares of our common stock.
(4)	For the purposes of this table, the fair value of restricted stock unit awards granted on January 25, 2007 is based on the closing price of $169.70. The grant of restricted stock units made on January 25, 2007 represents the stock portion of the annual incentive awards attributable to the 2006 fiscal year. See footnote 7 of the Summary Compensation Table.
Stock option awards granted on January 31, 2007 are valued using a modified Black-Scholes option value of $45.8808 per share. This value is derived using the inputs described in footnote 9 of the Summary Compensation Table.
For the purposes of this table, the fair value of restricted stock unit awards granted on January 31, 2007 is based on the closing price of $167.76 per share of BlackRock common stock on that date.

2007 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding option awards and unvested stock awards held by our named executive officers as of December 31, 2007.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexer- cised Options Exercis- able (#)	Number of Securities Underlying Unexercised Options Unexercis- able (#)	Equity Incentive Plan Awards: Number of Securities Unexercised Unearned Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Laurence D. Fink	10/1/1999	12,500	—	—	$14.0000	10/1/2009	—	—	—	—
	12/15/2000	100,000	—	—	$43.3125	12/15/2010	—	—	—	—
	10/15/2002	500,000	—	—	$37.3600	10/15/2012	—	—	—	—
	1/31/2007	—	—	364,313	$167.7600	1/31/2017	—	—	—	—
	1/23/2006	—	—	—	—	—	19,888	$4,311,718	—	—
	1/25/2007	—	—	—	—	—	48,785	$10,576,588	—	—

Robert S. Kapito	10/1/1999	12,500	—	—	$14.0000	10/1/2009	—	—	—	—
	12/15/2000	40,000	—	—	$43.3125	12/15/2010	—	—	—	—
	10/15/2002	225,000	—	—	$37.3600	10/15/2012	—	—	—	—
	1/31/2007	—	—	210,109	$167.7600	1/31/2017	—	—	—	—
	1/23/2006	—	—	—	—	—	9,944	$2,155,859	—	—
	1/25/2007	—	—	—	—	—	31,625	$6,856,300	—	—

Robert C. Doll	11/28/2006	—	—	—	—	—			103,184	$22,370,291
	1/25/2007	—	—	—	—	—	44,324	$9,609,443	—	—

Barbara G. Novick	1/31/2007	—	—	105,054	$167.7600	1/31/2017	—	—	—	—
	1/23/2006	—	—	—	—	—	6,335	$1,373,428	—	—
	1/25/2007	—	—	—	—	—	7,475	$1,620,580	—	—
	1/31/2007	—	—	—	—	—	—	—	7,411	$1,606,704

Paul L. Audet	12/15/2000	30,000	—	—	$43.3125	12/15/2010	—	—	—	—
	10/15/2002	90,000	—	—	$37.3600	10/15/2012	—	—	—	—
	1/31/2007	—	—	21,032	$167.7600	1/31/2017	—	—	—	—
	1/23/2006	—	—	—	—	—	2,210	$479,128	—	—
	1/25/2007	—	—	—	—	—	2,018	$437,502	—	—
	1/31/2007	—	—	—	—	—	—	—	13,339	$2,891,895

Steven E. Buller	1/31/2007	—	—	14,058	$167.7600	1/31/2017	—	—	—	—
	1/23/2006	—	—	—	—	—	549	$119,023	—	—
	1/25/2007	—	—	—	—	—	1,957	$424,277	—	—
	1/31/2007	—	—	—	—	—	—	—	8,893	$1,928,002

Ralph L. Schlosstein (4)	1/31/2007	—	—	210,109	$167.7600	1/31/2017	—	—	—	—
	1/23/2006	—	—	—	—	—	10,460	$2,267,728	—	—
	1/25/2007	—	—	—	—	—	18,358	$3,980,014	—	—

Keith T. Anderson (5)	1/31/2007	—	—	136,549	$167.7600	1/31/2017	—	—	—	—
	1/23/2006	—	—	—	—	—	8,397	$1,820,469	—	—
	1/25/2007	—	—	—	—	—	16,446	$3,565,492	—	—
	1/31/2007	—	—	—	—	—	—	—	9,634	$2,088,651

(1)	Amounts reflect long-term incentive plan option or restricted stock unit awards that vest on September 29, 2011 and are subject to achievement of a performance hurdle requiring either (i) earnings per share on a GAAP basis of $5.20 in 2009, $5.52 in 2010 or $5.85 in 2011, or (ii) a compound annual growth rate in GAAP earnings per share better than the median for BlackRock’s peer group in any of the following periods: 2006 to 2009, 2006 to 2010, or 2006 to 2011. For the purposes of these performance hurdles, the peer group will be the NYSE-listed mid- and large-cap asset management firms.

(2)	Amounts reflect restricted stock units granted as part of year-end annual incentive awards that vest in equal increments on the first, second and third anniversaries of January 31, 2006, in the case of the awards granted on January 23, 2006, and of January 31, 2007, in the case of the awards granted on January 25, 2007.
(3)	Amounts reflect the year-end value of share or unit awards based on the closing price of $216.80 per share of BlackRock common stock on December 31, 2007.
(4)	Amounts reflected include 165,086 stock options forfeited as a result of Mr. Schlosstein’s departure from BlackRock in early 2008. The 45,023 remaining stock options may be exercised by Mr. Schlosstein until February 20, 2011, but not prior to BlackRock’s achievement of the performance hurdle described in footnote 1 above.
(5)	Amounts reflected include forfeitures resulting from Mr. Anderson’s departure from BlackRock in early 2008 in the following amounts: 136,549 stock options from the January 31, 2007 award; and 4,199, 10,964 and 9,634 restricted stock units from the January 23, 2006, January 25, 2007 and January 31, 2007 awards, respectively.

2007 Option Exercises and Stock Vested

The following table sets forth information concerning the number of shares acquired and the value realized by our named executive officers during the fiscal year ended December 31, 2007 on the exercise of options or the settlement of restricted stock and restricted stock units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Laurence D. Fink	—	—	31,737	$6,225,473
Robert S. Kapito	—	—	15,276	$2,988,954
Robert C. Doll	—	—	—	—
Barbara G. Novick	150,000	$23,046,930	11,262	$2,223,927
Paul L. Audet	—	—	2,684	$515,745
Steven E. Buller	—	—	274	$46,065
Ralph L. Schlosstein	335,000	$51,660,237	18,414	$3,634,105
Keith T. Anderson	235,000	$30,878,009	13,750	$2,701,658

(1)	Based on share price on exercise date and prior to withholding.
(2)	Value realized reflects the closing price of $168.12 per share of BlackRock common stock on January 30, 2007 for awards vesting on January 31, 2007 and the closing price of $208.95 per share of BlackRock common stock on December 14, 2007 for awards vesting on December 15, 2007, in each case multiplied by the number of shares vesting on such date. Numbers and values shown are before share withholding for taxes.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal year ($)(1)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last Fiscal Year End ($)(3)
Laurence D. Fink	—	—	$437,674	—	$3,357,727
Robert S. Kapito	—	—	$8,267	—	$167,667
Robert C. Doll	—	—	—	—	—
Barbara G. Novick	—	—	$56,457	$(75,702)	$452,143
Paul L. Audet	—	—	$5,081	$(116,137)	$79,847
Steven E. Buller	—	—	—	—	—
Ralph L. Schlosstein	—	—	$191,566	—	$1,154,709
Keith T. Anderson	—	—	$4,871	—	$98,453

(1)	Includes earnings on balances in the Voluntary Deferred Compensation Plan (the “VDCP”), and for Mr. Audet, also in the Amended and Restated BlackRock, Inc. Involuntary Deferred Compensation Plan (the “IDCP”).
(2)	Includes for Ms. Novick, a VDCP distribution with respect to a 2001 bonus deferral, and includes for Mr. Audet, an IDCP distribution with respect to a 2003 bonus deferral ($68,277) and a VDCP distribution with respect to a 2004 bonus deferral ($47,860).
(3)	Includes balances in the VDCP, and for Mr. Audet, also in the IDCP.

Voluntary Deferred Compensation Plan

Effective January 2002, BlackRock adopted the VDCP, which allows participants to elect to defer between 1% and 100% of their annual incentive compensation not mandatorily deferred under another arrangement. Elections to defer must be made no later than June 30 of the year for which the bonus is paid. The participants must specify a deferral period of one, three, five or ten years. Deferred amounts are held by BlackRock as unsecured assets and participants may, from time-to-time, elect to have their deferred account credited with future investment returns from among 13 benchmark funds. The benchmark investments available for the named executive officers are the same as those for all other participants. Deferred amounts and any benchmark returns are immediately vested under the VDCP.

Involuntary Deferred Compensation Plan

BlackRock adopted the IDCP in January 2002 for the purpose of providing deferred compensation and retention incentives to key officers and employees. The IDCP provided for a mandatory deferral of up to 15% of annual incentive compensation for fiscal years prior to 2005 for certain of the named executive officers. The mandatory deferral was matched by BlackRock in an amount equal to 20% of the deferral. The matching contribution and investment income related to the mandatory deferral vests on the third anniversary of the deferral date. No mandatory deferrals under the IDCP have been made since the annual incentive awards for fiscal year 2004 and all balances in the IDCP were vested and paid to all named executive officer participants, other than Mr. Audet, in January 2006. Mr. Audet’s remaining balance in the IDCP vested and was paid in February 2008.

Payments Upon Termination

As described previously, the named executive officers do not have employment, severance or change of control agreements with BlackRock. If any of the named executive officers terminate employment with BlackRock, certain of their outstanding restricted stock units may be subject to accelerated vesting and payment, the exercise periods of outstanding options may be shortened and VDCP balances will be paid, in each case as described below.

Restricted Stock Unit Awards Granted as Part of Annual Incentive Award

There are no change of control provisions associated with outstanding restricted stock unit awards. The values of such awards as of December 31, 2007 are reflected in the 2007 Outstanding Equity Awards at Fiscal Year-End Table. The restricted stock unit awards granted to our named executive officers may be subject to accelerated vesting and settlement as follows:

•	In the case of death, such awards will vest and be settled immediately.

•

In the event of total disability or involuntary termination not for cause, such awards will continue to vest and be settled in accordance with their original grant terms for one year following a trigger event. At the one year anniversary of the triggering event, all remaining unvested and unsettled awards would vest and be settled, provided that the named executive officer has complied with covenants agreed to upon hire and contained within the equity grant agreement.

•

In the event of a qualified retirement, awards will continue to vest and be settled in accordance with their original grant terms for one year following the qualified retirement. At the one year anniversary of the qualified retirement, all remaining unvested and unsettled awards will vest and be paid, provided that the named executive officer has complied with covenants agreed to upon hire and contained within the equity grant agreement. Qualified retirement refers to the voluntary termination of employment with a combined age and length of service totaling 65, a minimum age of 55, a minimum of three year’s service and one-year’s advance written notice of the intention to retire. As of December 31, 2007, Mr. Fink was the only named executive officer eligible for qualified retirement and he has not provided any notice of an intention to retire.

•	In the event of voluntary termination in the absence of qualified retirement or in the case of a termination for cause, unvested awards will be forfeited.

Long-term Incentive Awards

There are no change of control provisions associated with long-term incentive awards of restricted stock units (the “LTIP Awards”) or of stock options (the “LTIP Options”).

The LTIP Awards granted to our named executive officers may be subject to accelerated vesting and settlement as follows:

•	In the case of death, such awards will vest and be settled immediately.

•

In the event of total disability, such awards will continue to vest and be settled in accordance with their original grant terms for one year following the trigger event and at the one year anniversary of the triggering event all remaining unvested and unsettled awards would vest and be settled, provided that the named executive officer has complied with covenants agreed to upon hire and contained within the equity grant agreement.

•

In the event of a qualified retirement or involuntary termination not for cause, a pro-rated portion of the remaining and unsettled awards would vest and be settled at the one year anniversary of the triggering event. The pro-ration would be based upon the number of months from the date of the pricing of the award to the triggering event divided by the number of months from the date of the pricing of the award to September 29, 2011, provided that the named executive officer has complied with covenants agreed to upon hire and contained within the equity grant agreement. Any restricted stock units awarded that had not vested prior to the triggering event and will not vest as a result of the pro-rata calculation are immediately forfeited. Qualified retirement refers to the voluntary termination of employment with a combined age and length of service totaling 65, a minimum age of 55, a minimum of three year’s service and one-year’s advance written notice of the intention to retire. As noted above, as of December 31, 2007, Mr. Fink was the only named executive officer eligible for qualified retirement and he has not provided any notice of an intention to retire.

•	In the event of voluntary termination in the absence of qualified retirement or in the case of a termination for cause, unvested awards are forfeited.

The LTIP Options granted to our named executive officers may be subject to accelerated vesting as follows:

•

In the case of death, all outstanding options not yet exercisable shall vest upon the later of the date any applicable performance goals are satisfied and the trigger event, and shall remain exercisable for one year from the date of such vesting.

•

In the event of total disability, all outstanding options that were otherwise exercisable as of the trigger event shall remain exercisable for three years following the trigger event. All unvested options shall continue to vest in accordance with their original grant terms for one year following the trigger event and at the one year anniversary of the trigger event all remaining unvested options would vest, but in no event earlier than the date any applicable performance goals are satisfied, and shall remain exercisable for three years following the trigger date, provided that the named executive officer has complied with covenants agreed to upon hire and contained within the equity grant agreement.

•

In the event of a qualified retirement, a pro-rata portion of the unvested options, with the pro-ration based upon the number of months from the grant date of the options to the trigger date divided by 56, shall vest upon the earlier of the vesting date of the options or the first anniversary of the trigger date, but in no event earlier than the date any applicable performance goals are satisfied, and shall remain exercisable for three years following the trigger date, provided that the named executive officer has complied with covenants contained within the equity grant agreement or otherwise agreed to. Any options awarded that had not yet become exercisable prior to the triggering event and will not become exercisable as a result of the pro-rata calculation will terminate immediately as of the trigger date.

•

In the event of an involuntary termination not for cause, a pro-rata portion of the unvested options, with the pro-ration based upon the number of months from the grant date of the options to the trigger date divided by 56, shall vest upon the earlier of the vesting date of the options or the first anniversary of the trigger date, but in no event earlier than the date any applicable performance goals are satisfied, and shall remain exercisable for 90 days following the date the options become exercisable, provided that the named executive officer has complied with covenants agreed to upon hire and contained within the equity grant agreement. Any options awarded that have not yet become exercisable prior to the triggering event and will not become exercisable as a result of the pro-rata calculation will terminate immediately as of the trigger date.

•	In the event of voluntary termination in the absence of qualified retirement, any options that have vested prior to the trigger date shall be exercisable for 90 days following the trigger date, and any options that had not vested prior to the trigger date shall be forfeited as of the trigger date.

•	In the event of a termination for cause, the option award shall terminate upon the trigger event, whether the options are exercisable or not.

Notwithstanding the described treatment above, in no case are the options exercisable after their stated expiration date.

Other Options

As described previously, the awards made to the named executive officers in 2002 and 2003 vested and were paid in January 2007. Similarly, all stock options granted to named executive officers in connection with these awards became fully vested and are exercisable for the remainder of their 10-year term unless termination of employment occurs before the award is exercised. The values of the options granted in connection with these awards, along with all other outstanding options as of December 31, 2007 are reflected in the 2007 Outstanding Equity Awards at Fiscal Year-End table. In the event employment is terminated during the term of any of these options before it is exercised, the option exercise period is shortened as follows:

•	In the event of retirement or disability, the named executive officer may exercise the award for up to three years.

•	In the event of death, the named beneficiary or estate may exercise the award for up to one year.

•	In the event of voluntary termination for other than retirement or disability or involuntary termination for other than cause, the named executive officer may exercise the award for up to 90 days.

•	In the event of termination for cause, awards are terminated as of such date.

•	Notwithstanding the described treatment above, in no case are stock options exercisable after their stated expiration date.

Deferred Compensation

Balances credited to named executive officers under the VDCP are vested at the time of deferral. All balances for the named executive officers as of December 31, 2007 are reflected in the Nonqualified Deferred Compensation Table. Upon termination of employment, any VDCP plan balances will be paid to employees. As noted above, none of the named executive officers have any remaining balances in the IDCP following Mr. Audet’s February 2008 payment.

2007 Director Compensation

The table below sets forth the compensation provided by BlackRock in 2007 to our directors who are not employees of BlackRock, Merrill Lynch or PNC. Directors in 2007 who were also employees of BlackRock, Merrill Lynch or PNC (Messrs. Fink, Schlosstein, Kapito, Doll, O’Neal, Fleming, Rohr and Demchak) are not listed in the table because they do not receive compensation for serving as directors or committee members. Directors who are not employees of BlackRock, Merrill Lynch or PNC each receive an annual retainer of $75,000 per year, an annual restricted stock unit grant with a fair value of $100,000 on the last day of the first quarter and are reimbursed for reasonable travel and related expenses. The annual restricted stock unit grant will be settled on the earlier of (i) the third anniversary of the date of grant and (ii) the date such director ceases to be a member of the Board of Directors. In addition, the chairman of the Audit Committee receives an additional annual retainer of $15,000, and each director who serves as a member of the Audit Committee receives an additional annual retainer of $10,000. The Chairman of the Management Development and Compensation Committee receives an additional annual retainer of $10,000, and each director who serves as a member of the Management Development and Compensation Committee receives an additional annual retainer of $7,500. The Chairman of the Nominating and Governance Committee receives an additional annual retainer of $5,000, and each director who serves as a member of the Nominating and Governance Committee receives an additional retainer of $2,500. Further, each director receives $1,500 for participation in a meeting of the Board of Directors and $1,000 for participation in a meeting of the Audit, Management Development and Compensation or Nominating and Governance Committees.

Each director who receives compensation will receive at least $25,000 of his or her annual retainer in the form of common stock valued at fair market value. In addition, each director who receives compensation may elect to receive common stock valued at fair market value in lieu of all or a portion of this compensation in excess of $25,000. As indicated below, substantially all of the directors elected to take common stock in lieu of cash payments.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
William O. Albertini	—		$214,040	(1)	—	—	—	—	$214,040
Mathis Cabiallavetta (2)	$28,416	(3)	$14,177	(4)	—	—	—	—	$42,593
Dennis D. Dammerman	—		$220,622	(5)	—	—	—	—	$220,622
Kenneth B. Dunn	—		$208,962	(6)	—	—	—	—	$208,962
Murry S. Gerber	—		$209,005	(7)	—	—	—	—	$209,005
James Grosfeld	—		$204,853	(8)	—	—	—	—	$204,853
David H. Komansky	$77,000	(9)	$125,084	(10)	—	—	—	—	$202,084
Sir Deryck Maughan	—		$198,251	(11)	—	—	—	—	$198,251
Thomas H. O’Brien	—		$189,920	(12)	—	—	—	—	$189,920
Linda Gosden Robinson	$44,375	(13)	$144,502	(14)	—	—	—	—	$188,877

(1)	Includes annual restricted stock unit grant of 640 restricted stock units of BlackRock, Inc. with a fair value of $100,038, based on the closing stock price on March 30, 2007 of $156.31 per share (the “Annual RSU Grant”), which was outstanding at year-end, and 172, 182, 173 and 132 shares of common stock granted on March 30, June 29, September 28 and December 31, 2007, respectively, based on closing market prices on such dates of $156.31, $156.59, $173.41 and $216.80, respectively, paid for the Board annual retainer and Board and committee meeting fees and for which the entire expense was recorded on the date of grant.
(2)	Mr. Cabiallavetta was elected to the Board on September 25, 2007.
(3)	Includes cash payments of $13,500 and $14,916 paid on September 28 and December 31, 2007, respectively, paid for a portion of the Board annual retainer and Board and committee meeting fees.
(4)	Includes 38 and 35 shares of common stock granted on September 28 and December 31, 2007, respectively, based on closing market prices on such dates of $173.41 and $216.80, respectively, paid for the Board annual retainer and Board and committee meeting fees and for which the entire expense was recorded on the date of grant.
(5)

Includes the Annual RSU Grant, which was outstanding at year-end, and 196, 189, 183 and 132 shares of common stock granted on March 30, June 29, September 28 and December 31, 2007, respectively, based on closing market prices on such dates of $156.31, $156.59, $173.41 and $216.80, respectively, paid for the Board annual retainer and Board and committee meeting fees and for which the entire expense was recorded on the date of grant.
(6)	Includes the Annual RSU Grant, which was outstanding at year-end, and 165, 174, 166 and 125 shares of common stock granted on March 30, June 29, September 28 and December 31, 2007, respectively, based on closing market prices on such dates of $156.31, $156.59, $173.41 and $216.80, respectively, paid for the Board annual retainer and Board and committee meeting fees and for which the entire expense was recorded on the date of grant.
(7)	Includes the Annual RSU Grant, which was outstanding at year-end, and 165, 174, 165 and 126 shares of common stock granted on March 30, June 29, September 28 and December 31, 2007, respectively, based on closing market prices on such dates of $156.31, $156.59, $173.41 and $216.80, respectively, paid for the Board annual retainer and Board and committee meeting fees and for which the entire expense was recorded on the date of grant.
(8)	Includes the Annual RSU Grant, which was outstanding at year-end, and 155, 163, 160 and 126 shares of common stock granted on March 30, June 29, September 28 and December 31, 2007, respectively, based on closing market prices on such dates of $156.31, $156.59, $173.41 and $216.80, respectively, paid for the Board annual retainer and Board and committee meeting fees and for which the entire expense was recorded on the date of grant.
(9)	Includes cash payments of $19,500, $18,500, $19,000 and $20,000 paid on March 30, June 29, September 28 and December 31, 2007, respectively, paid for a portion of the Board annual retainer and Board and committee meeting fees.
(10)	Includes the Annual RSU Grant, which was outstanding at year-end, and 40, 40, 36 and 29 shares of common stock granted on March 30, June 29, September 28 and December 31, 2007, respectively, based on closing market prices on such dates of $156.31, $156.59, $173.41 and $216.80, respectively, paid for the Board annual retainer and Board and committee meeting fees and for which the entire expense was recorded on the date of grant.
(11)	Includes an annual restricted stock unit grant of 639 restricted stock units of BlackRock, Inc. with a fair value of $99,882, based on the closing stock price on March 30, 2007 of $156.31 per share, which was outstanding at year-end, and 161, 138, 150 and 118 shares of common stock granted on March 30, June 29, September 28, and December 31, 2007, respectively, based on the closing stock price on such dates of $156.31, $156.59, $173.41 and $216.80, respectively, paid for the Board annual retainer and Board and committee meeting fees and for which the entire expense was recorded on the date of grant.
(12)	Includes the Annual RSU Grant, which was outstanding at year-end, and 129, 139, 139 and 110 shares of common stock granted on March 30, June 29, September 28, and December 31, 2007, respectively, based on closing market prices on such dates of $156.31, $156.59, $173.41 and $216.80, respectively, paid for the Board annual retainer and Board and committee meeting fees and for which the entire expense was recorded on the date of grant.
(13)	Includes cash payments of $10,125, $10,875, $11,687.50 and $11,687.50 paid on March 30, June 29, September 28 and December 31, 2007, respectively, paid for a portion of the Board annual retainer and Board and committee meeting fees.
(14)	Includes the Annual RSU Grant, which was outstanding at year-end, and 65, 69, 68 and 54 shares of common stock granted on March 30, June 29, September 28 and December 31, 2007, respectively, based on closing market prices on such dates of $156.31, $156.59, $173.41 and $216.80, respectively, paid for the Board annual retainer and Board and committee meeting fees and for which the entire expense was recorded on the date of grant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, Section 16 officers and persons who own more than 10% of a registered class of BlackRock’s equity securities, to file reports of holdings of, and transactions in, BlackRock shares with the SEC and the NYSE. To the best of BlackRock’s knowledge, based solely on copies of such reports and representations from these reporting persons, we believe that in 2007, our directors, Section 16 officers and 10% holders met all applicable SEC filing requirements, except that Merrill Lynch filed five Form 4s late reporting 121 transactions made by its wholly-owned subsidiary Merrill Lynch, Pierce, Fenner & Smith Incorporated to correct errors in connection with trades in BlackRock common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Merrill Lynch and its Subsidiaries

On September 29, 2006, Merrill Lynch contributed the entities and assets that constituted its investment management business, MLIM, to BlackRock in exchange for 52,395,082 shares of BlackRock’s common stock and 12,604,918 shares of its Series A non-voting participating preferred stock (the “MLIM Transaction”). As of December 31, 2007, Merrill Lynch owned approximately 45.1% of BlackRock’s voting common stock and approximately 49.0% of the fully-diluted capital stock of the combined company. John A. Thain, the chairman and chief executive officer of Merrill Lynch, and Gregory J. Fleming, president and chief operating officer of Merrill Lynch, also serve as directors of BlackRock.

Global Distribution Agreement

On September 29, 2006, BlackRock entered into a global distribution agreement with Merrill Lynch. The global distribution agreement provides a framework under which Merrill Lynch distributes BlackRock’s investment advisory products (including those of the former MLIM business). The total amount expensed by BlackRock during 2007 relating to Merrill Lynch portfolio administration and servicing of products covered by the global distribution agreement, including mutual funds, separate accounts, liquidity funds, alternative investments and insurance products, was approximately $436.9 million. In addition, BlackRock recorded other revenue of $10.7 million related to fees for certain Merrill Lynch products pursuant to the global distribution agreement.

Pursuant to the global distribution agreement, Merrill Lynch has agreed to cause each of its distributors to continue distributing BlackRock covered products and covered products of the former MLIM business that it distributed as of February 15, 2006 on the same economic terms as were in effect on February 15, 2006 or as the parties otherwise agree. For new covered products introduced by BlackRock to Merrill Lynch for distribution that do not fall within an existing category, type or platform of covered products distributed by Merrill Lynch, the Merrill Lynch distributors must be offered the most favorable economic terms offered by BlackRock to other distributors of the same product. If a covered product that does not fall within an existing category, type or platform of covered products distributed by Merrill Lynch becomes part of a group or program of similar products distributed by the Merrill Lynch distributors, some of which are sponsored by managers other than BlackRock, the economic terms offered by Merrill Lynch distributors to BlackRock for the distribution of such covered products must be at least as favorable as the most favorable economic terms to which any such product is entitled. The economic terms of all covered products distributed by Merrill Lynch will remain in effect until at least January 1, 2009, and may be amended by mutual agreement as of such date and each anniversary. The initial term of the global distribution agreement expires on September 30, 2009, and the agreement will renew for additional one-year terms, subject to certain conditions.

Sales Incentive Restrictions

Merrill Lynch may not, and must cause its distributors not to, provide its sales force with economic incentives for the sale of products that compete with covered products of BlackRock that are any greater than the sales incentives provided to the BlackRock covered products. However, no Merrill Lynch distributor is prohibited from selling products that provide for different rates of sales load, or placement, Rule 12b-1 or other related fees.

Product Availability

During the term of the global distribution agreement, BlackRock must permit each Merrill Lynch distributor to distribute covered products of the former MLIM business, on a basis not less favorable than they were distributed by such Merrill Lynch distributor prior to BlackRock’s acquisition of MLIM or as the parties otherwise agree. For any other covered product in which a Merrill Lynch distributor expresses an interest to BlackRock, upon request of such distributor, BlackRock must use all commercially reasonable efforts to cause each such Merrill Lynch distributor to have the right to distribute such products on a basis not less favorable than that on which any Merrill Lynch distributor distributed comparable covered products of the former MLIM business in the channel in question or other products that would generally be viewed as competitive with such covered products.

New Products

Merrill Lynch must, upon notice from BlackRock, subject to applicable law, standards and practices, use all commercially reasonable efforts to provide distribution services and access to Merrill Lynch distributors for any new covered product on terms in accordance with the global distribution agreement. However, neither Merrill Lynch nor any Merrill Lynch distributor may require BlackRock to offer any new covered products, or limit BlackRock from developing or launching any new covered products.

Transition Services Agreement

On September 29, 2006, BlackRock entered into a transition services agreement with Merrill Lynch and its controlled affiliates to allow BlackRock to transition from relying on Merrill Lynch for various functions for the former MLIM business to using BlackRock’s own systems and to allow Merrill Lynch to transition from relying on the former MLIM business for various functions to using Merrill Lynch’s own systems. The services provided in the 12 months prior to September 29, 2006 continue to be provided at the same general standard of service as they were provided prior to September 29, 2006, until such time as the service recipient is able to provide such services (or a substitute) on its own. The pricing for such services is required to be consistent with historical practices. BlackRock also entered into a similar arrangement separately with a U.K. subsidiary of Merrill Lynch. The total amount expensed by BlackRock for transition services payable to Merrill Lynch in 2007 was $17.8 million, which was partially offset by $12.4 million in transition services payable by Merrill Lynch to BlackRock in 2007.

Lease of Certain Office Space

BlackRock has leased certain office buildings from Merrill Lynch since September 29, 2006, principally its offices in Plainsboro, New Jersey. BlackRock recorded $17.8 million in expense related to these leases in 2007. As a result of the sale by Merrill Lynch of the Plainsboro offices, BlackRock ceased making rent payments for this facility to Merrill Lynch in April 2008.

Other Transactions with Merrill Lynch and its Subsidiaries

In addition to the arrangements set forth pursuant to the global distribution agreement and transition services agreement, BlackRock provides investment advisory and administration services to certain Merrill Lynch subsidiaries and separate accounts for a fee based on assets under management. The amount of investment advisory and administration fees earned from Merrill Lynch and its subsidiaries in relation to these services in 2007 totaled $89.5 million.

Merrill Lynch also serves as plan administrator for BlackRock’s defined contribution plan and retirement savings plans. BlackRock incurred approximately $564,000 in expense related to these services in 2007.

BlackRock incurred expenses of $17.4 million for launch costs to Merrill Lynch for new closed-end funds in 2007. In addition, effective September 28, 2007, the company insourced certain closed-end fund administration and servicing arrangements in place with Merrill Lynch. In connection with this insourcing, BlackRock terminated 40 agreements with Merrill Lynch with original terms ranging from 30 to 40 years and made a one-time payment to Merrill Lynch of approximately $128.1 million on October 31, 2007. As a result of these terminations, Merrill Lynch was discharged of any further duty to provide the services and BlackRock was discharged from any further payment obligations.

In connection with the MLIM Transaction, Merrill Lynch agreed to provide reimbursement to BlackRock for employee incentive awards issued to former MLIM employees who became BlackRock employees. Reimbursements will amount to 50% of the total amount of awards to former MLIM employees between $100 million and $200 million. Through January 2008, BlackRock had issued total eligible incentive compensation to qualified employees in excess of $200 million and intends to seek reimbursement from Merrill Lynch for an appropriate portion of these awards.

In 2007, BlackRock paid $35.4 million to Merrill Lynch and affiliates related to sales commissions for certain distribution financing arrangements to receive certain cash flows from sponsored open-end mutual funds sold without a front-end sales charge (“back-end load shares”). Such sales commissions are capitalized by BlackRock at the time of payment and are subsequently amortized over periods ranging from one to six years. In addition, BlackRock incurred expenses of $7.4 million for transfer agent services provided by Merrill Lynch for certain international products in 2007. BlackRock also incurred expenses for marketing and promotional activities with Merrill Lynch, primarily joint training sessions, of $5.8 million in 2007. In addition to the brokerage commissions discussed below, BlackRock also directly incurred expenses of $2.1 million to Merrill Lynch in relation to one hedge fund.

BlackRock and Merrill Lynch have also entered into a marketing initiative to share certain fees related to services provided by BlackRock’s transition management team. Pursuant to these arrangements, $6.5 million was due to BlackRock in 2007 offset by $1.3 million due to Merrill Lynch.

Transactions between BlackRock Funds and Client Accounts and Merrill Lynch and its Subsidiaries

From time-to-time in the ordinary course of our business, acting predominantly as agent for its clients, BlackRock effects transactions in securities and other financial assets with Merrill Lynch and its subsidiaries. The amount of compensation or other value received by Merrill Lynch in connection with those transactions is dependent on the capacity in which it participates in each of them, as principal or agent for other principals, and the type of security or financial asset involved. Merrill Lynch may also act as the underwriter of securities purchased by BlackRock managed funds and accounts. For transactions in equity securities in which Merrill Lynch acts as a broker for BlackRock, a transaction commission is normally charged. The estimated amount of gross commissions generated in favor of Merrill Lynch in 2007 was $32.7 million. Fixed income and certain other securities and financial assets are typically not traded on a commission basis. The estimated value of the notional amount involved in fixed income trading transactions with Merrill Lynch and its subsidiaries in 2007 was $10.8 billion, excluding cash transactions, swaps, rolls, foreign exchange trades and futures transactions.

Merrill Lynch and its affiliates also act from time-to-time in the ordinary course of business as the prime broker for certain of BlackRock’s hedge funds and funds of funds. Additionally, Merrill Lynch may from time-to-time in the ordinary course of business make loans to funds or separately managed accounts on substantially the same terms as those prevailing at the time for comparable loans to third parties.

Merrill Lynch affiliates (together with affiliates of Wachovia Corporation) have provided approximately $1.2 billion in bridge equity and $4.4 billion in permanent financing to the funds that acquired the Peter Cooper Village and Stuyvesant Town apartment complex in New York City in November 2006. A $165 million mezzanine debt facility was also established that was unused and the bridge equity was fully repaid in July 2007. BlackRock owns a 50% interest in the general partner of the funds and made a minority equity investment in the funds. These financings were established in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable loans.

BlackRock products and client accounts also enter into a variety of other arrangements with Merrill Lynch and its affiliates on an arm’s length basis in the ordinary course of business. Such arrangements include, but are not limited to, serving as custodian or transfer agent or providing networking and other administrative services for BlackRock-managed funds and accounts. In certain instances, the fees that may be incurred by BlackRock funds are capped at a fixed amount. In such cases, BlackRock may be responsible for payment of fees incurred in excess of such caps and such amounts would be reflected in the fees for administrative services described above.

Transactions with PNC and its Subsidiaries

As a result of the closing of the MLIM Transaction on September 29, 2006, PNC, which owned approximately 69% of the total capital stock of BlackRock immediately prior to the transaction, owned approximately 37.2% of the voting common stock of BlackRock and approximately 33.5% of the total capital stock of BlackRock on a fully-diluted basis as of December 31, 2007. James E. Rohr, the chairman and chief executive officer of PNC, and William S. Demchak, a vice chairman of PNC, are also directors of BlackRock.

BlackRock provides investment advisory and administration services to certain PNC subsidiaries and separate accounts for a fee based on assets under management. The amount of investment advisory and administration fees earned from PNC and its affiliates in relation to these services in 2007 totaled $8.8 million.

BlackRock provides risk management advisory services to PNC’s corporate and line of business asset/liability management committees for which it received an annual fee of $5.4 million for 2007. BlackRock also recorded revenue of $243,000 for bookkeeping services provided to PNC for trade data on a certain liquidity fund account.

BlackRock paid $2.1 million to PNC affiliates in 2007 for referrals of certain retail and institutional clients. BlackRock incurred expenses of $23.9 million for fund administration and distribution services provided by PNC and its subsidiaries in 2007.

In 2007, BlackRock paid $243,000 to PNC and affiliates related to sales commissions for back-end load shares. Such sales commissions are capitalized by BlackRock at the time of payment and are subsequently amortized over periods ranging from one to six years. In April 2007, BlackRock also paid $34 million to a subsidiary of PNC for certain distribution financing agreements relating to the receipt of certain cash flows from certain back-end load shares. BlackRock also assumed the rights to related distribution and service fees from certain funds and contingent deferred sales commissions upon shareholder redemption of certain back-end load shares prior to the end of the contingent deferred sales period.

Transactions between BlackRock Funds and Client Accounts and PNC and its Subsidiaries

From time-to-time in the ordinary course of our business, acting predominantly as agent for its clients, BlackRock effects transactions in securities and other financial assets with PNC and its subsidiaries. The amount of compensation or other value received by PNC in connection with those transactions is dependent on the capacity in which it participates in each of them, as principal or agent for other principals, and the type of security or financial asset involved. PNC may also act as the underwriter of securities purchased by BlackRock managed funds and accounts. We principally engage in fixed income transactions with PNC, which are typically not traded on a commission basis. The estimated value of the notional amount involved in fixed income trading transactions with PNC and its subsidiaries in 2007 was $675.4 million, excluding cash transactions, swaps, rolls, foreign exchange trades and futures transactions.

PNC may from time-to-time in the ordinary course of business make loans to funds or separately managed accounts on substantially the same terms as those prevailing at the time for comparable loans to third parties. BlackRock products and client accounts also enter into a variety of other arrangements with PNC and its subsidiaries on an arm’s length basis in the ordinary course of business. Such arrangements include, but are not limited to, serving as custodian or transfer agent or providing co-administration, sub-administration, fund accounting, networking and other administrative services for BlackRock-managed funds and accounts. In certain instances, the fees that may be incurred by BlackRock funds are capped at a fixed amount. In such cases, BlackRock may be responsible for payment of fees incurred in excess of such caps and such amounts would be reflected in the fees for administrative services described above.

Tax Arrangements with PNC

On October 6, 1999, PNC and BlackRock entered into a tax disaffiliation agreement that sets forth each party’s rights and obligations with respect to income tax payments and refunds for taxable periods before and after the completion of BlackRock’s initial public offering on that date and also addresses related matters such as the filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities. As a result of the tax disaffiliation agreement, BlackRock may be responsible for its share of additional tax for unaudited tax years which may be subsequently challenged by taxing authorities.

BlackRock has filed its own consolidated federal income tax returns since its initial public offering in 1999. For the periods from 1999 through September 29, 2006, BlackRock filed selected state and municipal income tax returns with one or more PNC subsidiaries on a combined or unitary basis. BlackRock has not filed state or municipal income tax returns with PNC subsidiaries on a combined or unitary basis for tax periods beginning after September 29, 2006.

When BlackRock was included in a group’s combined or unitary state or municipal income tax filing with PNC subsidiaries, BlackRock’s share of the liability generally was based upon an allocation to BlackRock of a percentage of the total tax liability based upon BlackRock’s level of activity in such state or municipality.

Stockholder Agreements with Merrill Lynch and PNC

On February 15, 2006, BlackRock entered into a stockholder agreement with Merrill Lynch and an implementation and stockholder agreement with PNC. These agreements govern the respective ownership interests of Merrill Lynch and PNC in BlackRock. The following paragraphs describe certain key provisions of the stockholder agreements.

Share Ownership

The Merrill Lynch stockholder agreement provides for a limitation on the percentage of BlackRock capital stock that may be owned by Merrill Lynch at any time (which we refer to as the “Merrill ownership cap”). Due to the Merrill ownership cap, Merrill Lynch is not permitted to acquire any additional capital stock of BlackRock if, after such acquisition, it would hold greater than 49.8% of the total voting power of the voting securities of BlackRock issued and outstanding at such time or 49.8% of the sum of the voting securities and the preferred stock of BlackRock issued and outstanding at such time and issuable upon the exercise of any options or other rights outstanding at that time. The PNC implementation and stockholder agreement provides for a limitation on the percentage of BlackRock capital stock that may be owned by PNC at any time (which we refer to as the “PNC ownership cap”). Due to the PNC ownership cap, PNC is generally not permitted to acquire any additional capital stock of BlackRock if, after such acquisition, it would hold more than the greater of 35% or the percentage it held at the closing of the MLIM Transaction of the total voting power of the voting securities of BlackRock. The PNC ownership cap is subject to increase, to up to 40%, solely to the extent PNC’s increased ownership of the voting securities of BlackRock is attributable to stock repurchases or self-tenders by BlackRock.

In addition, neither Merrill Lynch nor PNC may acquire any shares of BlackRock from any person other than BlackRock or a person that owns 20% or more of the total voting power of the voting securities of BlackRock (other than itself), if, after such acquisition, it would hold capital stock of BlackRock representing more than 90% of its voting ownership cap.

Prohibited Actions

At all times, each of Merrill Lynch and PNC is prohibited from taking part in soliciting, negotiating with, providing information to or making any statement or proposal to any person, or making any public announcement with respect to:

•	an acquisition which would result in Merrill Lynch or PNC, as the case may be, holding more than its ownership cap, or holding any equity securities of any controlled affiliate of BlackRock;

•

any business combination or extraordinary transaction involving BlackRock or any controlled affiliate of BlackRock, including a merger, tender or exchange offer or sale of any substantial portion of the assets of BlackRock or any controlled affiliate of BlackRock;

•	any restructuring, recapitalization or similar transaction with respect to BlackRock or any controlled affiliate of BlackRock;

•	any purchase of the assets of BlackRock or any controlled affiliate of BlackRock, other than in the ordinary course of its business;

•

being a member of a “group,” as defined in Section 13(d)(3) of the Exchange Act, for the purpose of acquiring, holding or disposing of any shares of capital stock of BlackRock or any controlled affiliate of BlackRock;

•	selling any BlackRock capital stock in an unsolicited tender offer that is opposed by the BlackRock Board of Directors;

•

any proposal to seek representation on the Board of Directors of BlackRock except as contemplated by such party’s stockholder agreement or, any proposal to seek to control or influence the management, Board or policies of BlackRock or any controlled affiliate of BlackRock; or

•	any action to encourage or act in concert with any third party to do any of the foregoing.

Additional Purchase of Voting Securities

The Merrill Lynch stockholder agreement gives Merrill Lynch the right, (1) in any issuance of voting securities or non-voting series A convertible participating preferred stock of BlackRock, to purchase an amount of such stock upon such issuance that gives Merrill Lynch the lesser of (a) its ownership cap or (b) an ownership percentage in BlackRock equal to what it held prior to the issuance, and (2) in any issuance of voting securities or non-voting Series A convertible participating preferred stock of BlackRock which will, together with any stock issuance or transfer of stock since the closing of the MLIM Transaction, decrease its total voting power to 90% or less of its ownership cap, to purchase an amount of voting securities upon such issuance that would give it the lesser of (a) its ownership cap or (b) an ownership percentage of voting securities in BlackRock equal to what it held prior to the issuance. The PNC implementation and stockholder agreement gives PNC the right, in any issuance of BlackRock capital stock, to purchase an amount of stock upon such issuance that would result in PNC holding the lesser of (1) its ownership cap or (2) an ownership percentage in BlackRock equal to what it held prior to the issuance, unless such issuance constitutes a public offering and would not, together with any stock issuance or transfer of stock since the closing of the MLIM Transaction, decrease PNC’s total voting power to 90% or less of its ownership cap.

Share Repurchase

If BlackRock engages in a share repurchase, BlackRock may require each of Merrill Lynch and PNC to sell an amount of securities that will cause its beneficial ownership of BlackRock capital stock not to exceed its ownership cap. As described above, PNC’s ownership cap is subject to increase solely to the extent PNC’s increased ownership of the voting securities of BlackRock is attributable to stock repurchases or self-tenders by BlackRock.

Transfer Restrictions

Under the terms of its stockholder agreement, through September 29, 2009, Merrill Lynch is not permitted to transfer any BlackRock capital stock, other than to its affiliates, without prior written consent of BlackRock. PNC may not, and after September 29, 2009 Merrill Lynch may not, transfer any capital stock of BlackRock beneficially owned by it, except for transfers to their respective affiliates and transfers in certain other specified categories of transactions that would not result in the beneficial ownership, by any person, of more than 5% of the total voting power of issued and outstanding BlackRock capital stock.

Right of Last Refusal

Each of Merrill Lynch and PNC must notify BlackRock if it proposes to sell shares of BlackRock capital stock in a privately negotiated transaction, except in the case of tax-free transfers to charitable organizations or foundations. Upon receipt of such notice, BlackRock will have the right to purchase all of the stock being offered, at the price and terms described in the notice, except in the case of tax-free transfers to charitable organizations (and, in the case of PNC, tax-deferred transfers).

Change of Control of Merrill Lynch

Upon a change of control of Merrill Lynch that occurs on or prior to September 29, 2011, Merrill Lynch must (1) transfer to an unaffiliated third party a number of voting securities of BlackRock that will reduce the total voting power of its BlackRock capital stock to 24.9% or less, or (2) exchange all of its shares of common stock for non-voting series A convertible participating preferred stock.

Change of Control of PNC

If a change of control of PNC occurs prior to September 29, 2011 and the Board of Directors of BlackRock determines within 12 months of such change of control that the fundamental economics and operations of BlackRock have been materially and adversely affected by such change of control, PNC must transfer, as promptly as practicable, all shares of BlackRock capital stock beneficially owned by it to an unaffiliated third party immediately after the change of control occurs.

Corporate Governance

Board Designation

Both the Merrill Lynch stockholder agreement and the PNC implementation and stockholder agreement provide that the Board of Directors will consist of the following 17 directors:

•	four directors who will be members of BlackRock management (including at least one who will be a former executive of MLIM);

•	two directors, each in a different class, who will be designated by Merrill Lynch;

•	two directors, each in a different class, who will be designated by PNC; and

•	the remaining directors who will be independent for purposes of the rules of the NYSE and will not be designated by or on behalf of Merrill Lynch, PNC or any of their respective affiliates.

BlackRock’s management directors currently consist of Laurence D. Fink, Robert C. Doll and Robert S. Kapito. Of our current directors, John A. Thain and Gregory J. Fleming were designated by Merrill Lynch. James E. Rohr and William S. Demchak were designated by PNC.

Voting Agreement

Merrill Lynch and PNC have agreed to vote all of their shares in accordance with the recommendation of the Board of Directors to the extent consistent with the provisions of the Merrill Lynch stockholder agreement and the PNC implementation and stockholder agreement, including the election of directors.

Approvals

Under the Merrill Lynch stockholder agreement and the PNC implementation and stockholder agreement, the following may not be done without prior approval of all of the independent directors then in office, or at least two-thirds of the directors then in office:

•	appointment of a new chief executive officer of BlackRock;

•	any merger, issuance of shares or similar transaction in which beneficial ownership of a majority of the total voting power of BlackRock capital stock would be held by persons different than those currently holding such majority of the total voting power, or any sale of all or substantially all assets of BlackRock;

•

any acquisition of any person or business which has a consolidated net income after taxes for its preceding fiscal year that equals or exceeds 20% of BlackRock’s consolidated net income after taxes for its preceding fiscal year if such acquisition involves the current or potential issuance of BlackRock capital stock constituting more than 10% of the total voting power of BlackRock capital stock issued and outstanding immediately after completion of such acquisition;

•

any acquisition of any person or business constituting a line of business that is materially different from the lines of business BlackRock and its controlled affiliates are engaged in at that time if such acquisition involves consideration in excess of 10% of the total assets of BlackRock on a consolidated basis;

•

except for repurchases otherwise permitted under their respective stockholder agreements, any repurchase by BlackRock or any subsidiary of shares of BlackRock capital stock such that after giving effect to such repurchase BlackRock and its subsidiaries shall have repurchased more than 10% of the total voting power of BlackRock capital stock within the 12-month period ending on the date of such repurchase;

•	any amendment to BlackRock’s certificate of incorporation and, in the case of the PNC implementation and stockholder agreement, or to BlackRock’s bylaws;

•	any matter requiring stockholder approval pursuant to the rules of the NYSE; or

•	any amendment, modification or waiver of any restriction or prohibition on Merrill Lynch or PNC or their respective affiliates provided for under their respective stockholder agreements.

Under the Merrill Lynch stockholder agreement and the PNC implementation and stockholder agreement, BlackRock may not enter into any of the following transactions without the prior approval of Merrill Lynch and PNC, respectively:

•

until September 29, 2011, (1) any merger, issuance of shares or similar transaction that would cause a majority of the total voting power of the capital stock of BlackRock or the person surviving such transaction to be beneficially owned by one or more persons other than those holding a majority of the total voting power of the capital stock of BlackRock prior to such transaction or (2) any other merger, issuance of shares or similar transaction in which more than 20% of the total voting power of the capital stock of BlackRock or the person surviving such transaction would be beneficially owned by any person who beneficially owned less than 20% of the total voting power of the capital stock of BlackRock or of such surviving person immediately prior to such transaction;

•

any sale of any subsidiary of BlackRock, the annualized revenues of which, together with the annualized revenues of any other subsidiaries disposed of within the same year, are more than 20% of the annualized revenues of BlackRock for the preceding fiscal year on a consolidated basis; or

•	a voluntary bankruptcy or similar filing by BlackRock.

Under the Merrill Lynch stockholder agreement, BlackRock may not enter into any of the following transactions without the prior approval of Merrill Lynch:

•

after September 29, 2011, any merger, issuance of shares or similar transaction that would cause a majority of the total voting power of the capital stock of BlackRock to be beneficially owned by an entity included on a list of “restricted persons” comprising up to nine of Merrill

Lynch’s competitors, to be delivered by Merrill Lynch prior to September 29, 2011, or any sale of all or substantially all of the assets of BlackRock to any such restricted person;

•

any amendment of any provision of a stockholder agreement between BlackRock and PNC that would be viewed by a reasonable person as being adverse to Merrill Lynch or materially more favorable to the rights of PNC than to Merrill Lynch;

•

any amendment, modification, repeal or waiver of BlackRock’s certificate of incorporation or bylaws that would be viewed by a reasonable person as being adverse to the rights of Merrill Lynch or more favorable to the rights of PNC, or any settlement or consent in a regulatory enforcement matter that would be reasonably likely to cause Merrill Lynch or any of its affiliates to suffer regulatory disqualification, suspension of registration or other material adverse regulatory consequences; or

•

any acquisition which would be reasonably likely to require Merrill Lynch to register with the Board of Governors of the Federal Reserve System as a bank holding company or become subject to regulation under the Bank Holding Company Act of 1956, the Change of Bank Control Act of 1978 or Section 10 of the Homeowners Loan Act of 1934.

Under the PNC implementation and stockholder agreement, BlackRock may not enter into any of the following transactions without the prior approval of PNC:

•	for so long as BlackRock is a subsidiary of PNC for purposes of the Bank Holding Company Act of 1956, entering into any business or activity that is prohibited for any such subsidiary under such Act;

•

any amendment of any provision of the Merrill Lynch stockholder agreement that would be viewed by a reasonable person as being adverse to PNC or materially more favorable to the rights of Merrill Lynch than to PNC; or

•

any amendment, modification, repeal or waiver of BlackRock’s certificate of incorporation or bylaws that would be viewed by a reasonable person as being adverse to the rights of PNC or more favorable to the rights of Merrill Lynch, or any settlement or consent in a regulatory enforcement matter that would be reasonably likely to cause PNC or any of its affiliates to suffer regulatory disqualification, suspension of registration or other material adverse regulatory consequences.

Committees

To the extent permitted by applicable laws, rules and regulations and except as otherwise determined by BlackRock’s Board of Directors, each committee of BlackRock’s Board of Directors must consist of a majority of independent directors and the Audit Committee, the Management Development and Compensation Committee and the Nominating and Governance Committee must each consist entirely of independent directors. The Executive Committee must consist of not less than five members of which one must be designated by Merrill Lynch and one must be designated by PNC.

Significant Stockholder Transactions

The stockholder agreements prohibit BlackRock or its affiliates from entering into any transaction with Merrill Lynch, PNC or their respective affiliates unless such transaction was in effect as of September 29, 2006, is in the ordinary course of business of BlackRock or has been approved by a majority of the directors of BlackRock, excluding those appointed by the party wishing to enter into the transaction.

Non-Competition

Under the Merrill Lynch stockholder agreement, Merrill Lynch may not, subject to certain exceptions, act as an asset manager to any fund or separately managed account anywhere in the world, and BlackRock may not compete in the retail securities brokerage business.

Furthermore, neither IQ Investment Advisors nor any other investment advisor controlled by Merrill Lynch will (1) directly or through one or more sub-advisors create a family of open-end funds for the purpose of replicating the former MLIM business or establishing a direct competitive threat to BlackRock or (2) create an open-end fund or family of open-end funds for the purpose of replicating BlackRock’s Funds Diversified Portfolios® (“FDP®”) platform or establishing a direct competitive threat to FDP®.

However, notwithstanding the above, BlackRock and Merrill Lynch each may:

•

acquire or hold any interest in any person engaged in any activities restricted above if the applicable party holds less than 10% of the voting interests and less than 10% of the ownership, revenue and profits interests in such person, or in connection with the bona fide third party venture capital or merchant banking line of business of Merrill Lynch or its affiliates;

•

acquire or hold interests in any person engaged in restricted activities in excess of those described above if (1) such person’s consolidated revenue from restricted activities is less than 33% of its total consolidated revenue and (2) the ownership percentage by BlackRock or Merrill Lynch multiplied by consolidated revenue from restricted activities does not exceed 10% of BlackRock’s or Merrill Lynch’s revenue, as applicable, provided that BlackRock or Merrill Lynch, as applicable, takes commercially reasonable actions necessary to cease or terminate the restricted activities or to sell such business to a third party that is not an affiliate;

•

acquire or hold interests in any person in excess of those described above if such person’s consolidated revenue from restricted activities is less than 33% of its total consolidated revenue, for so long as such person does not use the Merrill Lynch or BlackRock name, as the case may be, and BlackRock or Merrill Lynch, as the case may be, does not enter into any agreement similar to the global distribution agreement described above with such person;

•

in the case of Merrill Lynch, merge, consolidate or otherwise engage in a business combination with, or sell all or substantially all of its assets or businesses to, any person that is not an affiliate of Merrill Lynch with an existing business engaged in the Merrill Lynch restricted activities and continue to operate such business so long as members of the Merrill Lynch board of directors do not constitute a majority of the board of directors of the surviving corporation and that the Merrill Lynch stockholders immediately prior to consummation of the transaction do not own 60% or more of the outstanding capital stock or other equity interests of the surviving entity after such transaction; and

•	engage in restricted activities if and to the extent that, prior to engaging in such activities:

•	the applicable party disclosed to the other party’s board of directors the nature, extent and duration of the restricted activities they propose to engage in; and

•	a majority of the independent directors on the applicable board of directors approves the proposed restricted activities.

Termination

The Merrill Lynch stockholder agreement will terminate upon the later of September 29, 2011 and the first date on which Merrill Lynch and its affiliates own less than 20% of the total voting power of the outstanding voting securities of BlackRock. However, the transfer restrictions imposed on Merrill Lynch above survive the termination of the Merrill Lynch stockholder agreement until Merrill Lynch and its affiliates beneficially own less than 5% of the total voting power of BlackRock capital stock issued and outstanding.

The PNC implementation and stockholder agreement will terminate on the first day on which PNC and its affiliates own less than 20% of the voting power of voting securities of BlackRock, unless PNC sends a notice indicating its intent to increase its beneficial ownership above such threshold within 10 business days after it has fallen below such threshold, and PNC buys sufficient capital stock of BlackRock within 20 business days after PNC has notice that it has fallen below 20% of the voting power of BlackRock capital stock such that it continues to own greater than 20% of the voting power of BlackRock capital stock.

Registration Rights Agreement with PNC and Merrill Lynch

On September 29, 2006, BlackRock entered into a registration rights agreement with Merrill Lynch and PNC. Pursuant to the agreement, each of PNC and Merrill Lynch has the right to require BlackRock to register certain BlackRock securities owned by it. Merrill Lynch and PNC have the right to make two such requests in any 12-month period subject to each request being for securities with a minimum value of $150,000,000. Additionally, the agreement grants both Merrill Lynch and PNC customary “piggyback” registration rights. Pursuant to the registration rights agreement, BlackRock may suspend registration for a reasonable period of time if the chief executive officer of BlackRock determines in good faith, upon consultation with counsel, that the use of a registration statement would require premature disclosure of non-public information, the disclosure of which would be materially adverse to BlackRock, with such suspension period to be limited to 60 days with the total number of suspension days of a 12-month period limited to 120 days. BlackRock is generally required to pay all expenses in connection with obtaining registrations under the registration rights agreement while Merrill Lynch and PNC will pay all sales and commission related expenses. In 2007, no such registration rights were exercised and no expenses were paid by BlackRock.

Transactions with Directors, Executive Officers and Other Related Parties

Linda Gosden Robinson, a director of BlackRock since July 2004, is chairman of Robinson Lerer & Montgomery, LLC, a subsidiary of WPP Group plc, which provided strategic communications consulting services to BlackRock in 2007. During 2007, BlackRock incurred expenses to Robinson Lerer & Montgomery, LLC of $432,000.

From time-to-time, certain directors and executive officers, their family members, and related charitable foundations may have investments in various BlackRock investment vehicles or accounts. For certain types of products and services offered by our subsidiaries, our executive officers may receive discounts that are available to our employees generally. In addition, certain of the companies or affiliates of the companies that employ BlackRock’s independent directors may have investments in various BlackRock investment vehicles or accounts. These investments are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated customers.

The husband and a sibling of Ms. Novick were employed as consultants to BlackRock Solutions in 2007 and received compensation of $306,000 and $300,485, respectively.

Policy Regarding the Review, Approval or Ratification of Transactions with Related Persons

On February 27, 2007, the Board of Directors adopted a written policy regarding related person transactions, which governs and establishes procedures for the approval and ratification of related person transactions. The policy defines a related person transaction as any transaction or arrangement in which the amount involved exceeds $120,000 where BlackRock or any of its subsidiaries is a participant and a related person has a direct or indirect material interest. For purposes of the policy, a “related person” is any person who is, or was during the last fiscal year, a BlackRock director or executive officer, or a director nominee, or any person who is a beneficial owner of more than 5% of any class of BlackRock’s voting securities, or any immediate family member of any of the foregoing persons.

The policy provides that related person transactions must be approved by a majority of the uninterested members of the Nominating and Governance Committee or the Board of Directors. In the event it is not practicable for BlackRock to wait for approval until the next meeting of the Nominating and Governance Committee or the Board of Directors, the Chairman of the Nominating and Governance Committee may approve the transaction.

In reviewing any related person transaction, all of the relevant facts and circumstances must be considered, including (i) the related person’s relationship to BlackRock and his or her interest in the transaction, (ii) the benefits to BlackRock, (iii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer, (iv) the availability of comparable products or services that would avoid the need for a related person transaction, and (v) the terms of the transaction and the terms available to unrelated third parties or to employees generally.

The policy provides that transactions (other than transactions in the ordinary course of business) with Merrill Lynch and PNC are governed by the special approval procedures set forth in BlackRock’s stockholder agreement with Merrill Lynch and its implementation and stockholder agreement with PNC, respectively. Those approval procedures prohibit BlackRock or its affiliates from entering into any transaction (other than any transaction in the ordinary course of business) with Merrill Lynch, PNC or their respective affiliates unless such transaction was in effect as of September 29, 2006 or has been approved by a majority of the directors of BlackRock, excluding those designated for appointment by the party wishing to enter into the transaction. Of the current directors, John A. Thain and Gregory J. Fleming were designated by Merrill Lynch, and James E. Rohr and William S. Demchak were designated by PNC.

Prior to the adoption of this policy, related person transactions, including certain of the transactions described above under “—Transactions with Merrill Lynch and its Subsidiaries,” “—Transactions with PNC and its Subsidiaries,” and “—Stockholder Agreements with Merrill Lynch and PNC”, were reviewed with the Board of Directors at the time of entering into such transactions.

ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At its meeting on February 14, 2008, the Audit Committee appointed Deloitte & Touche LLP to serve as BlackRock’s independent registered public accounting firm for 2008. This appointment is being submitted to the stockholders for ratification. Representatives of the firm of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Board of Directors recommends a vote “FOR” the ratification of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2008.

Fees Incurred by BlackRock for Deloitte & Touche LLP

Aggregate fees incurred by BlackRock for the fiscal years ended December 31, 2007 and 2006, for BlackRock’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, are set forth below.

	2007	2006
Audit Fees (1)	$13,154,441	$8,038,218
Audit-Related Fees (2)	1,481,596	461,746
Tax Fees (3)	694,500	2,035,926
All Other Fees (4)	2,172,065	603,577

Total	$17,502,602	$11,139,467

(1)	Audit Fees consisted of fees for the audits of the consolidated financial statements and reviews of the condensed consolidated financial statements filed with the SEC on Forms 10-K and 10-Q as well as work generally only the independent registered public accounting firm can be reasonably expected to provide, such as comfort letters, statutory audits, consents and review of documents filed with the SEC, including certain Form 8-K filings. Audit fees also included fees for the audit opinion rendered regarding the effectiveness of internal control over financial reporting.

(2)

Audit-Related Fees consisted principally of assurance and related services pursuant to Statement of Auditing Standards No. 70, “Service Organizations,” or similar services, fees for employee benefit plan audits and other assurance engagements.

(3)	Tax Fees consisted of fees for all services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit and review of the financial statements, and consisted principally of tax compliance and reviews of tax returns for certain consolidated sponsored investment funds. Tax fees for 2006 also included fees related to discussions regarding tax restructuring in connection with the MLIM Transaction.

(4)

All Other Fees consist of all other fees paid to the principal auditor other than audit, audit-related, or tax services. All Other Fees includes fees related to attest services for Global Investment Performance Standards (GIPS®) verification engagements as well as tax structuring discussions for various potential products. Fees for other services for 2006 reflected a mutual fund regulatory compliance review engagement. Similar services for 2007 are included within Audit-Related Fees since such services constituted an assurance engagement.

Audit Committee Pre-Approval Policy

In accordance with the BlackRock Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), all audit and non-audit services performed for BlackRock by BlackRock’s independent registered public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The responsibility for pre-approval of audit and permitted non-audit services includes pre-approval of the fees for such services and the other terms of the engagement. Periodically, the Audit Committee reviews and pre-approves all audit, audit-related, tax and all other services that are performed by BlackRock’s independent registered public accounting firm for BlackRock. In the intervals between the scheduled meetings of the Audit Committee, the Audit Committee delegates pre-approval authority under the Pre-Approval Policy to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions under the Pre-Approval Policy to the Audit Committee at its next scheduled meeting.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2007, relating to BlackRock equity compensation plans pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares of BlackRock common stock may be granted from time-to-time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities available for issuance under equity compensation plans (excluding securities reflected in first column)
Approved
BlackRock, Inc. 1999 Stock Award and Incentive Plan	7,810,173	(1)	$86.19	(2)	5,451,220
Amended and Restated BlackRock, Inc. Employee Stock Purchase Plan	—		N/A		867,121	(3)
Nonemployee Directors Stock Compensation Plan	—		N/A		58
BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan	1,034,062	(4)	N/A		2,965,938	(4)

Total Approved by Stockholders	8,844,235				9,284,337

Not Approved
None	—		N/A		—

Total Not Approved by Stockholders	—		N/A		—

Total	8,844,235				9,284,337

(1)	Includes 4,101,165 shares issuable under options and 3,709,008 shares in restricted stock and restricted stock units.
(2)	Represents weighted average exercise price on options only.
(3)	The Amended and Restated BlackRock, Inc. Employee Stock Purchase Plan became effective in January 2007 and replaced the prior plan which was suspended in August 2006.
(4)	A maximum of 4,000,000 shares are issuable under this Plan. The number of shares issuable was not determinable at December 31, 2007. Shares issued under this Plan were funded in January 2007 by a contribution of 1,034,062 outstanding shares of BlackRock common stock owned by PNC. Awards under this Plan contained a put feature whereby employees could put shares to BlackRock in exchange for cash. In January 2007, employees put a total of 943,559 shares to BlackRock at a price of $169.17 per share and such shares are being retained in treasury. In January 2008, 25,072 shares were issued under this Plan and these shares were also contributed to BlackRock by PNC. BlackRock employees put a total of 17,786 shares to BlackRock at a price of $203.00, the closing price on January 22, 2008. 2,940,866 shares remain available for contribution by PNC pursuant to the share surrender agreement with BlackRock and PNC to settle awards outstanding under this Plan and for future BlackRock stock grants under any other plan in accordance with the terms of the share surrender agreement. Awards settled using shares contributed by PNC would not result in additional dilution to existing stockholders.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2009 annual meeting must submit their proposals to BlackRock’s Corporate Secretary on or before December 29, 2008.

Apart from the SEC’s Rule 14a-8 that addresses the inclusion of stockholder proposals in our proxy materials, under our Bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of BlackRock at 40 East 52nd Street, New York, New York 10022. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2009 annual meeting:

•	not less than 120 days nor more than 150 days prior to the anniversary of the mailing date of BlackRock’s proxy materials for the immediately preceding annual meeting of stockholders; or

•

not later than 10 days following the day on which notice of the date of the annual meeting was mailed to stockholders or public disclosure of the date of the annual meeting was made, whichever comes first, in the event that next year’s annual meeting is not held within 30 days before or after the anniversary date of the immediately preceding annual meeting.

Assuming that our 2009 annual meeting is held within 30 days of the anniversary of the 2008 Annual Meeting, we must receive notice of your intention to introduce a nomination or other item of business at the 2009 annual meeting by December 29, 2008. If we do not receive notice by that date, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

The nomination notice must contain the following information about the nominee:

•	name;

•	age;

•	business and residence addresses;

•	principal occupation or employment; and

•

the class and number of shares of common stock held by the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors.

Notice of a proposed item of business must include:

•	a brief description of the substance of, and the reasons for, conducting such business at the annual meeting;

•	the stockholder’s name and address;

•	the class and number of shares of common stock held by the stockholder (with supporting documentation where appropriate);

•	any material interest of the stockholder in such business; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

As to the stockholder giving notice, the notice must include:

•	the name and record address of the stockholder;

•	the class and number of shares of BlackRock which are owned beneficially or of record by such stockholder;

•

a description of all arrangements or understandings between such stockholder and the proposed nominee and any other person or persons (including their names) pursuant to which the nomination is to be made by the stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the person in its notice; and

•

any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment of the persons named in the proxy.

By Order of the Board of Directors,

Robert P. Connolly

Corporate Secretary

BLACKROCK, INC. 40 EAST 52ND STREET NEW YORK, NY 10022

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by BlackRock, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to BlackRock, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: BLROK KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BLACKROCK, INC.					For All		Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR all nominees listed in item 1.					☐		☐	☐
Vote on Directors
1.	Election of Directors
Nominees:
	01)	Robert C. Doll	04)	James Grosfeld
	02)	Gregory J. Fleming	05)	Sir Deryck Maughan
	03)	Murry S. Gerber	06)	Linda Gosden Robinson

Vote On Proposal									For	Against	Abstain
									☐	☐	☐
The Board of Directors recommends a vote FOR Item 2.

2.	Ratification of the appointment of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for fiscal year 2008.

All shares will be voted as instructed above. In the absence of instructions, all shares will be voted with respect to registered stockholders, FOR all nominees listed in item 1 and FOR item 2, and with respect to participants in the BlackRock, Inc. Retirement Savings Plan, in the manner required or permitted by the governing plan documents.

For address changes and/or comments, please check this box and write them on the back where indicated.									☐

IMPORTANT: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN OTHER REPRESENTATIVE CAPACITY, PLEASE SIGN NAME AND TITLE.

	Signature (PLEASE SIGN WITHIN BOX)					Date		Signature (Joint Owners)			Date

BLACKROCK, INC.

2008 ANNUAL MEETING OF STOCKHOLDERS

May 27,2008

10:00 A.M., local time

BLACKROCK, INC.

55 EAST 52ND STREET

NEW YORK, NEW YORK

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern time on May 26, 2008.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Ù  FOLD AND DETACH HERE  Ù

PROXY

FOR ANNUAL MEETING OF STOCKHOLDERS

BLACKROCK, INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Paul L. Audet and Robert P. Connolly, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of common stock of BlackRock, Inc. held of record by the undersigned as of April 8, 2008, at the 2008 Annual Meeting of Stockholders to be held on May 27, 2008, beginning at 10:00 a.m., local time, at BlackRock, Inc., 55 East 52nd Street, New York, New York and in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment.

If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1 and FOR Item 2.

This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of BlackRock, Inc. written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting.

If the undersigned is a participant in the BlackRock, Inc. Retirement Savings Plan (the “RSP”), then the undersigned hereby directs Merrill Lynch Bank & Trust Co., FSB, as Trustee of the RSP to vote all the shares of BlackRock common stock credited to the undersigned’s account as indicated on the reverse side at the meeting and at any adjournment(s) thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(This card is continued on the reverse side. Please sign on the reverse side and return promptly in the enclosed envelope.)